SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. [    ])

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BNS Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$10,175,000

(5)	Total fee paid:

$1,289.17

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BNS Co.

25 Enterprise Center, Suite 103

Middletown, RI 02842

Telephone: (401) 848-6300

Fax: (401) 848-6444

May 7, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of BNS Co. (the “Company”) on June 11, 2004 at 11:00 a.m. at 110 Enterprise Center, Middletown, Rhode Island.

Proposal One:    Proposed Sale of the Company’s U.K. Interests (Including the Indirect Sale of the U.K. Property), Constituting the Sale of Substantially All Assets.    At the meeting, you will be asked to approve the proposed sale of the Company’s U.K. interests pursuant to the Purchase and Sale Agreement dated as of February 5, 2004 (the “Agreement”) with Bath Road Holdings Limited (the “Buyer”), a copy of which is attached as Annex A to the accompanying Proxy Statement. The sales price is £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate) payable at the Closing scheduled to be held following the Annual Meeting and when all other conditions precedent to the Closing under the Agreement have been satisfied. The transaction will be in the form of a sale of the stock of the Company’s U.K. subsidiary that holds title to the property and the sale of the Company’s note receivable from the U.K. subsidiary. There will also be a post-closing adjustment for the U.K. subsidiary’s net working capital at the time of closing. The sale to Buyer under the Agreement is deemed to constitute the sale of substantially all assets of the Company within the meaning of the Delaware General Corporation Law and therefore requires stockholder approval.

Background;    Reasons For Sale of the U.K. Interests.    As previously disclosed in the Company’s Report on Form 10-K/A for the year 2003 filed on March 11, 2004, the Company presently plans to sell its remaining assets, which consist primarily of the U.K. Interests being sold under the Agreement described in the accompanying Proxy Statement, and then liquidate or seek other strategic alternatives. Such a plan may involve one of the following alternatives: a) the sale of the Company through a merger or other change in control transaction; b) a liquidation, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors (including contingent claims) and contemplated distributions to stockholders; or c) continuation of the Company as a going-concern for either a limited or longer period of time while the Company devotes energies to resolving its contingent liabilities and makes investments which are permitted without requiring the Company to register as an “investment company” under the Investment Company Act of 1940. Such investments may include acquisitions of other operating businesses. In September 2003 the Company hired Legacy Partners, a New York based investment banking firm, to explore the strategic alternatives available to the Company, including seeking a merger or acquisition partner. This has proved to be a complicated process, especially in the case of a company such as BNS where there exists contingent liabilities relating to past products and activities that cannot yet be reliably quantified.

Under each of these scenarios, there may be one or more distributions to shareholders. However, there can be no assurance of distributions. Each of these paths involves a certain amount of risk associated with the ultimate realizable value of the remaining assets and the magnitude of the contingent liabilities. There are varying levels of risk, both to shareholders and to directors, officers, and potential future trustees, concerning the amount and timing of any distributions to shareholders. Some of these paths would require either a vote of approval at a meeting of shareholders, or a decision by individual shareholders to tender shares.

The Company has had discussions with several parties concerning potential merger or acquisition proposals, but to date has not reached any agreement primarily due to the presence of contingent product liability claims. In the absence of such an agreement, the Board of Directors believes that the interests of shareholders are best served by selling the U.K. property now, in what it believes to be a favorable transaction, regardless of which strategic path is ultimately selected.

Only the sale of the U.K. Interests is being presented for stockholder approval at this time.

Sale Price Payable To Us Under the Agreement.    The sale price for the U.K. Interests we are selling to Buyer under the Agreement is £5.5 million. The transaction, which is subject to satisfaction of specified closing conditions, will be in the form of the sale of the stock of the Company’s U.K. subsidiary that holds title to the property and the sale of the Company’s note receivable from the U.K. subsidiary (together, sometimes referred to as the sale of the “U.K. subsidiary”). There will also be a post-closing adjustment for the U.K. subsidiary’s net working capital at the time of closing. In addition £615,820 of the sales price will be escrowed under the tax deed and will be held in escrow until such time as any inquiry from the U.K. government as to taxes of our U.K. subsidiary is closed. The sale to Buyer under the Agreement is deemed to constitute the sale of substantially all assets of the Company within the meaning of the Delaware General Corporation Law and therefore requires stockholder approval. The Board believes that the sale price and terms of the sale to Buyer under the Agreement are advisable and in the best interests of the Company and is fair to the Company and its stockholders. However, the Company has retained some contingent taxation liabilities that extend beyond the closing of the transaction.

The Company has also received the fairness opinion dated February 5, 2004 of DTZ Debenham Tie Leung (“DTZ”), the Company’s real estate broker and adviser (a copy of which is attached as Annex B to the Proxy Statement), which supports the Board’s belief that the sale of the U.K. Interests under the Agreement is fair to the Company and its stockholders.

The closing will give rise to a real estate commission payable to the Company’s broker and real estate advisor for this transaction, DTZ, in the amount of £100,000, an incentive payment to its President, CEO and CFO in the amount of $146,775, plus the Company’s legal expenses and other closing costs.

Investment and Application of Net Proceeds of Sale.    The net proceeds of the proposed sale of the U.K. Interests under the Agreement will be held by the Company, pending subsequent actions of the Board in determining an appropriate strategic direction for the Company.

Other Proposals to be Presented at the Meeting.    In addition, you will be asked to approve Proposal Two: the fixing of the size of the Board of Directors at seven and the election of three nominees to the Board, to constitute the 2007 class of Directors, to serve until 2007 in accordance with the By-laws and until their successors are duly elected and qualified, and the election of a fourth nominee to the 2005 class of Directors, to fill a vacancy occurring upon the resignation of a director at the 2004 Annual Meeting. In addition, you will be asked to approve Proposal Three: the ratification of the selection by the Audit Committee and the Board of Directors of the Company of the firm of Ernst & Young LLP as auditors, to audit the Company’s books for the year 2004.

Board of Directors Recommendation.    The Board of Directors has unanimously recommended approval of the proposal for the sale of the Company’s U.K. Interest under the Agreement (Proposal 1), fixing the number and election of directors (Proposal 2) and the ratification of the selection of auditors (Proposal 3), all as set forth in the accompanying Proxy Statement.

2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE THREE PROPOSALS.

Enclosed is the form of proxy card. You are urged to read the accompanying Proxy Statement in its entirety.

Whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed proxy card or vote by telephone or over the Internet so that your shares will be represented at the meeting. If you so desire, you can withdraw your proxy and vote in person at the meeting.

Sincerely,

Kenneth N. Kermes

Chairman of the Board

Michael Warren

President and Chief Executive Officer

3

BNS Co.

25 Enterprise Center, Suite 103

Middletown, RI 02842

Telephone: (401) 848-6300

Fax: (401) 848-6444

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held June 11, 2004

Notice is hereby given that the 2004 Annual Meeting of Stockholders of BNS Co. (the “Company” or “BNS”), a Delaware corporation, will be held at 11:00 a.m. local time on June 11, 2004 at 110 Enterprise Center, Middletown, Rhode Island, to consider and act upon the following items of business.

1.    To consider and vote upon a proposal to approve the sale of the U.K. Interests, including the indirect sale of the Company’s property near Heathrow Airport, United Kingdom totaling approximately 86.5 acres (the “U.K. Property”), constituting the sale of substantially all the assets of the Company, and to authorize the Board of Directors to take, or cause to be taken, all action necessary to carry out such sale, including approval of the Purchase and Sale Agreement dated as of February 5, 2004 between the Company and Bath Road Holdings Limited (the “Buyer”) substantially in the form of Annex A to the accompanying Proxy Statement (the “U.K. Agreement” or “Agreement”) and the sale thereunder for a cash purchase price (as provided therein), all as set forth in the accompanying Proxy Statement.

2.    To fix the number of Directors at seven and to elect a class of three Directors, whose names are set forth in the accompanying Proxy Statement, to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the 2007 Annual Meeting of Stockholders and until their successors shall be elected and qualified, and to elect a fourth Director, to the 2005 class of Directors, whose name is set forth is in the accompanying Proxy Statement, to fill a vacancy occurring upon the date of the Annual Meeting, to serve until the 2005 Annual Meeting of Stockholders and until his successor shall be elected and qualified, all as set forth in the accompanying Proxy Statement.

3.    To ratify and approve the appointment by the Audit Committee and the Board of Directors of the firm of Ernst & Young LLP as the Company’s independent accountants for the year 2004, all as set forth in the accompanying Proxy Statement.

4.    To transact such other business that may properly come before the Annual Meeting, and any adjournments thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Only stockholders of record of the Company at the close of business on April 30, 2004 will be entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjourned session (the “Meeting” or the “Annual Meeting”). A list of all stockholders of record as of April 30, 2004 will be open for inspection at the Annual Meeting.

A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, containing financial data and a summary of operations for 2003, is being mailed to the stockholders with this Proxy Statement.

By Order of the Board of Directors

Elisa DePina

Secretary

Middletown, Rhode Island

May 7, 2004

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET PROMPTLY SO THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING AND TO ENSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES USING THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. PROXIES CAN ALSO BE REVOKED BY SUBMITTING A NEW PROXY WITH A LATER DATE OR BY DELIVERING WRITTEN INSTRUCTIONS TO THE SECRETARY OF BNS.

When completing your Proxy Card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A Proxy executed by a corporation must be signed by an authorized officer.

2

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed sale of the stock and all of the debt of our United Kingdom subsidiary (together the “U.K. Interests”) which holds only the Company’s property near Heathrow Airport, United Kingdom totaling approximately 86.5 acres (the “U.K. Property”), which constitutes the sale of substantially all of our assets, to Bath Road Holdings Limited, a wholly owned subsidiary of Arora Holdings, Ltd. (sometimes referred to as the “Buyer”) under the Purchase and Sale Agreement dated as of February 5, 2004 (the “Agreement”). This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this Proxy Statement and the annexes attached to the Proxy Statement before voting. We have included cross references to direct you to a more complete description of the topics described in this summary. Proposals 2 and 3, relating to election of directors and ratification of appointment of auditors, are not covered in this Summary Term Sheet.

•	We are located in Middletown, Rhode Island, and are a real estate management company deriving royalty income from our only non-current and non-financial asset, the U.K. Property—a gravel extraction and landfill property (only a landfill property after December 31, 2003) we own near Heathrow Airport in the United Kingdom. We hold our U.K. Property through a wholly owned United Kingdom subsidiary. Please read “Proposal 1—BNS Co.” beginning on Page 5.

•	Bath Road Holdings Limited is a wholly-owned subsidiary of Arora Holdings, Ltd., a privately held English corporation located in Harmondsworth, Middlesex, England. Arora Holdings is controlled by Mr. S. Arora. Please read “Proposal 1—The Buyer” beginning on Page 5.

•	Our Board of Directors has unanimously approved the proposal for the sale of our U.K. Interests to Bath Road Holdings Limited under the Agreement. The Board believes that the sale to Bath Road Holdings Limited for a sales price of £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate), subject to a post closing adjustment, is advisable and in the best interests of the Company and its stockholders and is fair to us and our stockholders due to, among these and other reasons more fully described in this Proxy Statement: the recommendation of management, based on the advice of DTZ Debenham Tie Leung, our U.K. real estate broker and real estate adviser, to accept Bath Road Holdings Limited’s offer of £5.5 million, the offer of £5.5 million and other terms of the Agreement being within the range of an acceptable and fair offer for the property; the fact that the sale of the U.K. Interests is essential to carrying out the plan of selling its remaining assets and then to liquidate or to seek other strategic alternatives (as discussed below in this Summary Term Sheet); the extensive marketing efforts of DTZ Debenham Tie Leung; and our Board’s decision not to continue to hold the property and attempt to seek approval for a development plan that would involve changes in or elimination of the development restrictions currently on the property that could result in a substantially higher value for the property but which is viewed by the Board as highly speculative and unlikely to occur. Please read “Proposal 1—Background and Reasons for the Sale of the U.K. Interests; Directors’ Recommendation” beginning on Page 6.

•	Under the Agreement with Bath Road Holdings Limited, we will sell our U.K. Interests, including, indirectly, our U.K. Property. Please read “Proposal 1—Principal Provisions of the Agreement—U.K. Property Owned by our U.K. Subsidiary” beginning on Page 11.

•	If the proposed sale of the U.K. Interests under the Agreement is closed, we will receive a sales price of £5.5 million, subject to a post closing adjustment. We will retain some contingent taxation liabilities that extend beyond the closing of the proposed sale, and £615,820 of the sales price will be escrowed for this purpose. Please read “Proposal 1—Purchase Price Payable to Us” beginning on Page 11.

•	Upon the closing of the sale of the U.K. Interests, DTZ Debenham Tie Leung will be entitled to a payment of £100,000 from the Company. In addition, Michael Warren, our President, CEO and CFO, will be entitled to an incentive payment in the amount of $146,775 in connection with the sale of the U.K. Interests. Please read “Proposal 1—Factors Considered by our Board in Recommending the Sale of the U.K. Interests” beginning on Page 8.

i

•	Bath Road Holdings Limited’s obligations and our obligations to complete the proposed sale of the U.K. Interests are subject to the satisfaction of several conditions, one of which is that our stockholders must approve the proposed sale to Bath Road Holdings Limited under the Agreement. Please read “Proposal 1—Principal Provisions of Agreement—Closing” beginning on Page 11 and “Proposal 1—Principal Provisions of Agreement—Conditions Precedent to Closing” beginning on Page 12.

•	In the Agreement we have made certain representations and warranties relating to, among other things, our title to the U.K. Interests and the U.K. Property, related real estate matters, and tax obligations of our United Kingdom subsidiary. There are no environmental warranties, representations or indemnifications in the Agreement. Neither party to the Agreement bring a claim in relation to a representation or warranty or any indemnification, including under the tax deed delivered to Bath Road Holdings Limited at the closing, beyond one year after the closing of the sale. However, the £615,820 escrowed portion of the sales price under the tax deed will be held in escrow until such time as any inquiry from the U.K. government as to taxes of our U.K. subsidiary is closed. Please read “Proposal 1—Principal Provisions of the Agreement—Representations and Warranties” beginning on Page 12.

•	We have the right to terminate the Agreement and to sell the U.K. Interests to another buyer by means of a “Competing Transaction” (as defined in the Agreement) on terms more favorable, in the good faith determination of our Board of Directors (and upon the advise of the Company’s outside counsel), than the terms set forth in the Agreement. If we exercise this right, we are obligated upon termination of the Agreement to pay an Expense Reimbursement to Bath Road Holdings Limited of up to £110,000 for its documented transaction costs. In addition, if we fail to obtain the requisite stockholder approval of the sale, but there is no termination for exercise of our “Fiduciary Out”, we are obligated upon termination of the Agreement to pay the Buyer an Expense Reimbursement of its documented transaction costs, not to exceed £75,000. Please read “Proposal 1—Principal Provisions of the Agreement—Our Fiduciary Out; Expense Reimbursement of the Buyer” beginning on Page 13.

•	If Bath Road Holdings Limited fails to close the proposed purchase and sale by November 5, 2004 for any reason except our default or the permitted termination by Bath Road Holdings Limited as expressly provided in the Agreement, we will be entitled to terminate the Agreement and to keep Bath Road Holdings Limited’s deposit of £700,000 as liquidated damages. If we are in default under the terms of the Agreement, or if we fail to close the proposed purchase and sale for any reason except Bath Road Holdings Limited’s default or the permitted termination of the Agreement by us as expressly provided in the Agreement, Bath Road Holdings Limited will be entitled to either terminate the Agreement and to request the return of its £700,000 deposit plus reimbursement of its transaction expenses up to £110,000. Please read “Proposal 1—Principal Provisions of the Agreement—Defaults and Remedies” beginning on Page 12.

•	Until the closing under the Agreement, we have agreed to operate our U.K. business in the ordinary course and not to take various actions regarding our United Kingdom subsidiary and our U.K. Property. Please read “Proposal 1—Principal Provisions of the Agreement—Operating Covenants Until the Closing” beginning on Page 12.

•	The closing of the sale under the Agreement is scheduled, upon the satisfaction of all conditions precedent, five days after we obtain stockholder approval and, in any event, not later than November 5, 2004. Please read “Proposal 1—Principal Provisions of the Agreement—Closing” beginning on Page 11.

•	We hired DTZ Debenham Tie Leung as our commercial real estate broker and real estate advisor to assist us in selling our U.K. Property. Please read “Proposal 1—Background and Reasons for the Sale of the U.K. Interests; Directors’ Recommendation” beginning on Page 6.

•	DTZ Debenham Tie Leung rendered its opinion to our Board of Directors as to the fairness to us of the sales price under the Agreement. Please read “Proposal 1—Fairness Opinion of DTZ Debenham Tie Leung” beginning on Page 10.

•	Any of our stockholders who do not vote for Proposal 1 are not entitled to appraisal or dissenter’s rights under Delaware law or our Certificate of Incorporation. Please read “No Dissenters’ Rights” beginning on Page 22.

•	The pending sale of the U.K. Interests is part of our plan to sell our remaining assets and then to liquidate or seek other strategic alternatives. This plan may involve one of the following alternatives: a) the sale of the Company through a merger or other change in control transaction; b) a liquidation, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors (including contingent claims) and contemplated distributions to stockholders; or c) continuation of the Company as a going-concern for either a limited or longer period of time while we devote energies to resolving our contingent liabilities and make investments which are permitted without requiring the Company to register as an “investment company” under the Investment Company Act of 1940. These investments could include possible acquisitions of other operating businesses. Please read “Proposal 1—Activities of the Company Following Completion of the Sale of the U.K. Interests” beginning on Page 24.

•	We will hold the net proceeds of the proposed sale of the U.K. Interests under the Agreement, pending subsequent actions of our Board in determining an appropriate strategic direction for the Company. Please read “Proposal 1—Activities of the Company Following Completion of the Sale of the U.K. Interests” beginning on Page 24.

•	An aggregate of 42,000 shares of Class A Common Stock, which are “restricted” shares, are held by our Directors. 35,000 of these shares will vest on July 21, 2004 or, if earlier, on the day following any distribution to stockholders in respect of any net proceeds of sale of our U.K. Property. In addition, each director was granted 1,000 restricted shares on February 23, 2004. These shares will vest on April 30, 2005 or, if earlier, on the day immediately prior to the happening of certain events, namely a merger or other business combination or other change in control transaction, dissolution or filing by the Company under the bankruptcy laws. Because our current strategy may involve a liquidation, including the making of liquidating distributions to stockholders, or may involve a merger or other change in control transaction, our current directors may be deemed to have an interest in the sale of the U.K. Interests under the Agreement. In addition, our President, CEO and CFO will be entitled to an incentive payment in the amount of $146,775 in connection with the proposed sale of the U.K. Interests and, therefore, may be deemed to have an interest in the sale of the U.K. Interests under the Agreement. Please read “Proposal 1—Interests of Certain Persons in the U.K. Agreement” beginning on Page 23.

•	From a federal income tax perspective, the proposed sale of U.K. Interests will be treated as a sale of corporate assets, in exchange for cash. We have substantial net operating and capital loss carryovers which we will use to partially offset the gain realized on the sale of the stock and debt of our United Kingdom subsidiary. Due to limitations on the utilization of tax losses under the federal alternative minimum tax system, at least 10% of the gain on the proposed sale will be subject to alternative minimum tax at a 20% rate. A further limitation on the utilization of net operating losses to offset a portion of the gain may arise should there be a change in ownership as defined in Section 382 of the Internal Revenue Code. Please read “Proposal 1—Federal Income Tax Consequences” beginning on Page 22.

•	Our Class A Common Stock was delisted from the New York Stock Exchange on February 8, 2002 and commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of our Class A Common Stock could be materially adversely affected. Please read “Proposal 1—Risk Factors Related to Activities Following the Proposed Sale of the U.K. Interests” beginning on Page 24.

•	The principal risk factors to which we are now subject will remain the same after the sale of the U.K. Interests (except for those relating to the sale). These include environmental and product liability risks, the “going-concern” qualification in our audit opinion, the liquidity risk: There may not be adequate resources for funding the operations of the Company, and the Company’s cumulative net operating losses (“NOL’s”) may become significantly limited. Please read “Risk Factors Related to Activities Following the Proposed Sale of the U.K. Interests” beginning on page 24.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.    WHAT AM I BEING ASKED TO VOTE UPON?

A.    Three proposals will be voted on at the Annual Meeting. First, whether to approve the proposed sale of the stock and all of the debt of our United Kingdom subsidiary (together the “U.K. Interests”) which holds only the Company’s property near Heathrow Airport, United Kingdom (the “U.K. Property”) totaling approximately 86.5 acres, constituting the sale of substantially all our assets (under the Delaware General Corporation Law) to Bath Road Holdings Limited, headquartered in Surrey, England in the United Kingdom) pursuant to the Agreement. Second, whether to fix the Board of Directors at seven and to elect three nominees to the 2007 class of Directors whose term will expire with the 2007 Annual Meeting and to elect a fourth nominee to the 2005 Class of Directors whose term will expire with the 2005 Annual Meeting to fill a vacancy which will result from the retirement and resignation of a director effective upon the date of the Annual Meeting. Third, whether to ratify the appointment by the Audit Committee and our Board of Directors of Ernst & Young LLP as our auditors for the Year 2004.

Q.    WHAT WILL HAPPEN IF THE SALE OF THE U.K. INTERESTS IS APPROVED?

A.    If the sale of the U.K. Interests, constituting the sale of substantially all assets, is approved, we will sell the U.K. Interests, including the Company’s property near Heathrow Airport from which, pursuant to a contract with an unaffiliated third party, it receives royalty payments, to Bath Road Holdings Limited, a wholly owned subsidiary of Arora Holdings, Ltd., for cash of £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate), subject to post-closing adjustment.

Q.    WHAT WILL HAPPEN IF THE SALE OF THE U.K. INTERESTS IS NOT APPROVED?

A.    Under the terms of the Agreement, if we fail to obtain a stockholder vote in favor of the Agreement and the sale of the U.K. Interests, the £700,000 deposit made by Bath Road Holdings Limited under the Agreement will be returned to Bath Road Holdings Limited. In addition, we will be obligated to reimburse Bath Road Holdings Limited for their documented expenses incurred in connection with the transaction up to £75,000.

Q.    WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE SALE?

A.    No. The net proceeds of the proposed sale of the U.K. Interests under the Agreement will be held by the Company, pending subsequent actions of the Board in determining an appropriate strategic direction for the Company.

Q.    WHAT DO I NEED TO DO NOW?

A.    After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority vote of the entitled votes of the shares of BNS Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1: sale of the U.K. Interests constituting the sale of substantially all assets, including the Agreement. A plurality of the votes properly cast is necessary to elect directors in Proposal 2 and a majority of the votes properly cast is necessary to approve the other actions proposed in each of Proposal 2—fixing the number of directors—and Proposal 3—ratification of the appointment by the Audit Committee and the Board of Directors of Ernst & Young LLP as our auditors for the year 2004.

Q.    WHAT DOES THE BNS BOARD OF DIRECTORS RECOMMEND?

A.    Our Board unanimously recommends voting in favor of the sale of the U.K. Interests, constituting the sale of substantially all of the assets to Bath Road Holdings Limited under the Agreement. Our Board also unanimously recommends fixing the number of directors at seven and electing three nominees to the 2007 class of Directors and a fourth nominee to the 2005 class of Directors and unanimously recommends ratification of the appointment of Ernst & Young LLP as our auditors for the year 2004.

v

Q.    CAN COMPANY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A.    Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in one of three ways. First, you can send a written notice to our Secretary, Elisa DePina, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting, however, will not revoke your proxy; you must vote at the Annual Meeting.

Q.    IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL THE BROKER VOTE THESE SHARES ON PROPOSAL ONE ON MY BEHALF?

A.    You will vote your shares on Proposal 1 only if you provide the broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote the shares. Your broker is permitted to vote your shares on Proposals 2 and 3 without specific instructions. However, you may wish to give your broker specific instructions on how to vote on Proposals 2 and 3.

Q.    CAN I STILL PURCHASE OR SELL SHARES OF COMPANY CLASS A STOCK ON THE BOSTON STOCK EXCHANGE OR THE OTC BULLETIN BOARD?

A.    We expect that, following the sale of the U.K. Interests, our Class A Stock will continue to be listed on the Boston Stock Exchange and traded on the OTC Bulletin Board. However, depending on the strategic alternative chosen by the Board, it is possible that the Company’s Class A Stock may be delisted in the future.

Q.    WHAT ARE THE TAX CONSEQUENCES TO ME OF THE SALE OF THE U.K. INTERESTS?

A.    The sale by us of the U.K. Interests as such will have no tax consequences for you as a stockholder. Indeed, it is expected to have relatively minimal tax consequences for us at the corporate level because the gain on the sale for federal income tax purposes will be largely offset by our existing tax losses. On the other hand, any future ordinary dividend or liquidating distributions to stockholders or any liquidating trust (in the event that the Company dissolves and liquidates in the future) would have direct tax consequences for you.

Q.    WHO CAN HELP ANSWER QUESTIONS?

A.    If you have any additional questions about the proposed sale of the U.K. Interests under the Agreement or the other matters to be acted on at the Annual Meeting, you should contact: Michael Warren, President, Chief Executive Officer and Chief Financial Officer, at (401) 848-6300. If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact Elisa DePina, Secretary, at (401) 848-6310. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

Summary Term Sheet	i
Questions and Answers About Proposal 1	v
Proxy Statement	1
Cautionary Statement Regarding Forward Looking Statements	3
The Company	4
Proposal 1: To Approve the Sale of the U.K. Interests (Including the Indirect Sale of the U.K. Property), Constituting the Sale of Substantially All Assets of the Company	5
General	5
BNS Co.	5
The Buyer	5
U.K. Property to be Indirectly Sold by Means of Sale of the U.K Interests	5
Purchase Price Payable To Us Under the Agreement	5
Background and Reasons for the Sale of the U.K. Interests; Directors’ Recommendations	6
Fairness Opinion of DTZ Debenham Tie Leung	10
Principal Provisions of the Agreement	11
The Business of the Company	14
Selected Historical Financial Data	15
Pro Forma Financial Information	16
Vote Required for Proposal 1	19
Board Recommendation	19
Additional Financial Information on the Company	19
Risk Factors Prior to Sale of the U.K. Interests (Constituting the Sale of Substantially all Assets)	19
No Dissenters’ Rights	22
Accounting Treatment	22
Federal Income Tax Consequences	22
Interest of Certain Persons in the U.K. Agreement	23
Activities of the Company Following Completion of the Sale of the U.K. Interests	24
Risk Factors Related to Activities Following the Proposed Sale of the U.K. Interests	24
Regulatory Approvals	26
Proposal 2: Election of Directors	27
General Information Relating to the Board of Directors	30
Compensation and Nominating Committee Report	34
Audit Committee Report	37
Security Ownership of Certain Beneficial Owners and Management	39
Stock Performance Graph	42
Executive Compensation	44
Proposal 3: Ratification of Appointment of Independent Auditors	48
Other Matters	48
Independent Auditors	48
Incorporation of Certain Documents by Reference	49
Stockholder Proposals for the Year 2005 Annual Meeting	50
Available Information	50
Important Notice	50
Annex A: Agreement	A-1
Annex B: Fairness Opinion of DTZ Debenham Tie Leung	B-1
Annex C: Nominating, Compensation and Corporate Governance Committee Charter	C-1

BNS Co.

25 Enterprise Center, Suite 103

Middletown, RI 02842

Phone: (401) 848-6300

Fax: (401) 848-6444

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2004

SOLICITATION OF PROXIES

This Proxy Statement and accompanying form of Proxy is furnished in connection with the Company’s 2004 Annual Meeting of Stockholders to be held at 110 Enterprise Center, Middletown, Rhode Island on June 11, 2004 at 11:00 a.m. local time and at any adjournments thereof.

General.

The enclosed Proxy is solicited by our Board of Directors (the “Board”) for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Meeting” or the “Annual Meeting”) of BNS Co. The terms “we,” “our,” “BNS,” “Seller” and the “Company” as used in this Proxy Statement refers to BNS Co. (and, if applicable, its subsidiaries, including BNS Company (Property Holdings) Ltd., its United Kingdom subsidiary). The term “you” refers to the stockholders of BNS Co. The solicitation is being made by mail and we may also use our officers, part-time employees and consultants to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or letter without additional compensation. The Company will also engage the services of a solicitation firm to assist in the solicitation of proxies. The estimated fee for such services is approximately $6,000 plus any out-of-pocket expenses. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our common stock.

Recent Data.

Pursuant to vote of the Board of Directors, each stockholder of record at the close of business on April 30, 2004, (the “record date”) is entitled to notice of and vote at the Annual Meeting. As of the close of business on the record date, we had 3,034,444 shares of common stock outstanding comprised of 3,004,509 shares of Class A Common Stock, $.01 par value (the “Class A Common Stock”) and 29,935 shares of Class B Common Stock, $.01 par value (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”). Our Certificate of Incorporation provides that each share of Class A Common Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Common Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation. Consistent with Delaware law and as provided under our By-laws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

Vote Required to Approve Proposal 1.

A majority vote of the entitled votes of the shares of Class A Common Stock and Class B Common Stock outstanding on the record date, voting together as a single class, is necessary to approve Proposal 1.

Vote Required to Approve Proposals 2 and 3.

The nominees for election for Directors under Proposal 2 who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors, provided that, as required by the Company’s

Certificate of Incorporation, the Board has designated Mr. Howard to be elected by the holders of Class A Stock and Messrs. Sharpe III, Held and Henderson be elected by the holders of Class A Stock and Class B Stock voting together as a single class. A majority of the votes properly cast on any other matter in Proposal 2 is necessary to approve such matter in Proposal 2. A majority of the votes properly cast on the matter is necessary to approve the action proposed in Proposal 3, as well as any other matters incident to the conduct of the Annual Meeting except where applicable law or the Company’s Certificate of Incorporation or By-laws require otherwise. The holders of record of the Class A Stock and Class B Stock will vote together as a single class with respect to the action proposed in Proposal 3 as well as any other matter incident to the conduct of the Annual Meeting.

Judges of Election.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by persons appointed by our Board of Directors to act as Judges of Election for the meeting as provided by our By-laws. The Judges of Election will count the total number of votes cast for approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not treated as a vote for or a vote against any of the proposals to which such abstentions or broker non-votes applies, provided that abstentions and broker non-votes have the effect of a negative vote with respect to Proposal 1.

Telephone and Internet Voting.

Registered shareholders can vote their shares via (i) a toll-free telephone call from the U.S. and Canada; (ii) the internet; or (iii) by mailing their signed Proxy Card. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the internet are set forth on the enclosed Proxy Card. Stockholders who hold their shares in street name will need to contact their broker or other nominee to determine whether they will be able to vote by telephone or electronically.

Proxies.

Proxies returned to us or our transfer agent, Equiserve (“Transfer Agent”), and properly executed will be voted in accordance with stockholders’ instructions. You specify your choice by appropriately marking the enclosed Proxy card (for both Class A Common stockholders and Class B Common stockholders.) Brokers holding shares for the account of their clients may vote such shares in the manner directed by their clients.

Any Proxy which is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board of Directors. The Proxies also give our Board of Directors discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the Annual Meeting. If sufficient votes in favor of Proposal 1 are not received by the time scheduled for the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting for a period of not more than 30 days to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the question in person or by proxy at the session of the Annual Meeting to be so adjourned.

The execution of a Proxy will in no way affect your right to attend the Annual Meeting and vote in person. You have the right to revoke your Proxy prior to the Annual Meeting by giving notice to our Secretary, Elisa DePina, at our executive offices. You may also complete and submit a new Proxy prior to the Annual Meeting or you may revoke a previously submitted Proxy at the Annual Meeting by giving notice to our Secretary at the Annual Meeting.

For convenience in voting your shares on the enclosed Proxy card, we have enclosed a postage-paid return envelope to our Transfer Agent who will assist in tabulating the stockholder vote. There is one Proxy card for both Class A Common stockholders and Class B Common stockholders. BNS Co.’s mailing address is 25 Enterprise Center, Suite 103, Middletown, RI 02842. Our telephone number is (401) 848-6300, and facsimile number is (401) 848-6444.

The approximate mailing date of this Proxy Statement and Notice of Annual Meeting and Form of Proxy is May 7, 2004.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

THIS PROXY STATEMENT AND THE ACCOMPANYING LETTER TO STOCKHOLDERS CONTAIN STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT BASED ON HISTORICAL FACT AND ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. AMONG OTHER THINGS, THESE FORWARD-LOOKING STATEMENTS RELATE TO THE COMPANY’S FINANCIAL CONDITION, THE AMOUNT OF LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES OF THE COMPANY AND THE SALES PRICE OR POTENTIAL VALUE OF THE COMPANY’S U.K. INTERESTS, INCLUDING THE SALES PRICE OR POTENTIAL VALUE OF THE COMPANY’S HEATHROW, UNITED KINGDOM PROPERTY AND THE BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED SALE. WORDS OR PHRASES DENOTING THE ANTICIPATED RESULTS OF FUTURE EVENTS, SUCH AS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECTS,” “MAY,” “NOT CONSIDERED LIKELY,” “ARE EXPECTED TO,” “WILL CONTINUE,” “PROJECT,” “COULD,” AND SIMILAR EXPRESSIONS THAT DENOTE UNCERTAINTY ARE INTENDED TO IDENTIFY SUCH FORWARD- LOOKING STATEMENTS. THESE RISKS INCLUDE THE RISK THAT WE MAY INCUR ADDITIONAL LIABILITIES AND CONTINGENT LIABILITIES, THAT THE U.S. DOLLAR PROCEEDS OF SALE OF THE U.K. INTERESTS COULD BE LOWER THAN ANTICIPATED, AND THAT THE SETTLEMENT OF OUR LIABILITIES (ESPECIALLY OUR CONTINGENT LIABILITIES AND FUTURE CONTINGENT LIABILITIES FROM LAWSUITS THAT CAN BE EXPECTED TO BE FILED IN THE FUTURE) COULD BE HIGHER THAN EXPECTED. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY ARE ESTIMATES AND, MOREOVER, WE CANNOT GUARANTEE FUTURE EVENTS OR RESULTS. EXCEPT AS MAY BE REQUIRED UNDER FEDERAL LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR.

THE COMPANY

The Company, a Delaware corporation, which was founded in 1833, was engaged in the Metrology Business under the name “Brown & Sharpe Manufacturing Company”, consisting of mainly the design, manufacture and sale of precision machine tools and manual and computer controlled measuring machines, until April 2001. On April 27, 2001, we sold our Metrology Business. On August 20, 2002, we sold our controlling interest in our development stage measuring instrument software business. On August 26, 2003, we sold our commercial/industrial facility in North Kingstown, Rhode Island and adjoining land (the “Rhode Island Property”). Since the sale of the Rhode Island Property, our only business activity is ownership of a gravel extraction and landfill property (approximately 86.5 acres in total) adjacent to Heathrow Airport in the United Kingdom (the “U.K. Property”) from which, pursuant to a contact with an unaffiliated third party, we derive royalty income. We hold our U.K. Property through a United Kingdom subsidiary (“U.K. Subsidiary”), all of the stock of which is held by a wholly owned Cayman Islands subsidiary, BNS International, Ltd. (“International”). On February 5, 2004 we and International entered into an agreement (the “U.K. Agreement”) for the sale of all our stock in the U.K. Subsidiary and of all our inter-company debt of the U.K. Subsidiary, subject to various conditions, one of which is the approval of our stockholders (which is the subject of Proposal 1).

PROPOSAL 1

TO APPROVE THE SALE OF THE U.K. INTERESTS

(INCLUDING THE INDIRECT SALE OF THE U.K. PROPERTY),

CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS OF THE COMPANY

General

Our Board is proposing the sale of all of the stock and all of the debt of our United Kingdom subsidiary (together the “U.K. Interests”) which holds only the U.K. Property, where the Company receives royalties under contract with an unaffiliated third party for a gravel extraction and landfill business (since December 2003 only a landfill business), being the sale of substantially all assets of the Company at this time. The Company’s United Kingdom Subsidiary received royalties of approximately $1 million in 2002 and $.9 million in 2003 under this contract. A copy of the Purchase and Sale Agreement (the “Agreement” or the “U.K. Agreement”) between the Company and its subsidiary International and Bath Road Holdings Limited (the “Buyer”) dated February 5, 2004 is attached as Annex A to this Proxy Statement. Certain material provisions of the Agreement are summarized below. STOCKHOLDERS SHOULD READ THE U.K. AGREEMENT IN ITS ENTIRETY.

The applicable provisions of the Delaware General Corporation Law (the “DGCL”) require stockholder approval for a sale of all or substantially all assets of the Company.

BNS Co.

After closing the sale of the Rhode Island Property on August 26, 2003, the Company’s only non-current and non-financial asset is the U.K. Property from which it derives royalty income. The sale of the U.K. Property, by means of the sale of U.K. Interests, is part of the Company’s plan to sell its remaining assets and then liquidate or seek other strategic alternatives.

The Buyer

The Buyer is a wholly-owned subsidiary of Arora Holdings, Ltd., a privately held English corporation located in Harmondsworth, Middlesex, England. Arora Holdings is controlled by Mr. S. Arora. The Buyer was incorporated to carry out this transaction and has made an escrow deposit as earnest money of £700,000 under the terms of the Agreement.

U.K. Property to be Indirectly Sold by means of Sale of the U.K. Interests

The U.K. Property consists of approximately 86.5 acres adjacent to the Heathrow Airport, located between Bath Road and Harmondsworth Lane, Sipson, United Kingdom. The U.K. Property has been operated as a gravel extraction/landfill business for the Company by an independent third party pursuant to a contract. For the years 2003 and 2002, royalties of approximately $.9 million and $1 million respectively were received by the Company pursuant to this contract. Development of the property is presently restricted by zoning regulations which include the property in a so-called “green belt.” The British government published a report in December 2003 affirming its intention to place a third runway at Heathrow Airport which would incorporate a portion of the U.K. Property, but no action has been taken by the British Airport Authority (“BAA”) to implement this plan.

Purchase Price Payable To Us Under the Agreement

The sale price for the sale of the U.K. Interests we are selling to the Buyer under the U.K. Agreement is £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate). There will also be post-closing adjustment for the U.K. subsidiary’s net working capital at the time of closing. In addition £615,820 of the sales price will be escrowed under the tax deed and will be held in escrow until such time as any inquiry from the U.K. government as to taxes of our U.K. Subsidiary is closed. The Board believes that the sale price and terms of the sale to the Buyer under the U.K. Agreement are advisable and in the best interest of the Company and is fair to the Company.

The Company has also received the fairness opinion dated February 5, 2004 of DTZ Debenham Tie Leung (“DTZ”), the Company’s real estate broker and advisor (a copy of which is attached as Annex B to this Proxy Statement), which supports the Board’s belief that the sale of the U.K. Property, by means of Sale of the U.K. Interests under the Agreement, is fair to the Company and its stockholders.

The Closing will give rise to a real estate commission payable by the Company to DTZ Debenham Tie Leung in the amount of £100,000 and an incentive payment to the Company’s President, CEO and CFO in the amount of $146,775. The Company will also incur legal expenses and other closing costs in connection with the Closing.

Background and Reasons for the Sale of the U.K. Interests; Directors’ Recommendations

Background

January 27, 2003—The Company received an unsolicited bid for the property from Bovale Limited in the amount of £3,000,000.

February 2003—Management met with outside advisors and interested parties to assess the development potential of the U.K. Property.

May 16, 2003—The Company entered into an exclusive marketing agreement with DTZ for the sale of either the U.K. Interests or the U.K. Property.

May 2003—DTZ issued letters of invitation to bid on the purchase of the property to potential interested parties who would be qualified purchasers of the Property. Thereafter, DTZ conducted a series of meetings with 28 parties interested in bidding for the purchase of the Property.

July 2003—The Company received an updated Opinion on Environmental Issues relating to the U.K. Property from RPS Consultants Ltd. (original opinion was issued in October 2000).

July 31, 2003—Solicitation letters were sent to seven parties who had expressed interest in bidding on the property.

August 22, 2003—The Company received a bid for the property from Arlington Securities in the amount of £4,550,000.

August 22, 2003—The Company received a bid for the property from Arora International in the amount of £5,250,000.

August 27, 2003—The Company received a bid for the property from Brixton Investments Ltd. in the amount of £3,800,000.

September 5, 2003—The Company received a revised bid for the property from Arora International in the amount of £5,275,000.

September 8, 2003—The Company received a revised bid for the property from Arlington Securities in the amount of £5,300,000.

September 10, 2003—The Company received a revised bid for the property from Arora International in the amount of £5,500,000.

September 24, 2003—A draft Memorandum of Sale was issued to Arora International detailing the significant terms for the sale of the U.K. Interests.

October 10, 2003—The Company transferred ownership of the capital stock of the U.K. Subsidiary to a newly formed subsidiary company, BNS International Ltd., a Cayman Islands company.

October 16, 2003—Memorandum of Sale was delivered to Buyer’s solicitors, in which the Company agreed to sign a separate Exclusivity Agreement granting the Buyer exclusivity in negotiations from the date of signing the Memorandum of Sale until the earlier of termination of negotiations or four weeks after delivery of draft share purchase agreement.

November 6, 2003—The exclusivity agreement was signed by the Buyer and the Company.

November 13, 2003—A draft of the Purchase and Sale agreement was sent to Buyer’s solicitors, incorporating the allocation of the purchase price between the share capital and the intergroup indebtedness of the U.K. Subsidiary.

November 19, 2003—The U.K. Subsidiary received a Request for Documents and Information from Buyer’s solicitors required for Buyer’s due diligence.

November 21, 2003—A draft of the Tax Deed, an exhibit to the draft Purchase and Sale Agreement concerning tax indemnifications by the Company, is provided to Buyer’s solicitors.

November 21, 2003—The Buyer’s solicitors confirmed that they have received from Buyer £5.5 million representing 100% of the agreed Purchase Price, as required by the Memorandum of Sale.

December 16, 2003—The Company agrees to the substitution of Bath Road Holdings Limited for Arora International as the named Buyer, with Buyer placing an earnest money deposit of £275,000 with the Company’s solicitors and maintaining a deposit of £5,225,000 representing the balance of the purchase price with the Buyer’s solicitors.

December 16, 2003—The Board of Directors reviewed the draft Purchase and Sale Agreement, and voted to authorize Management to sign the final Agreement provided there were no material differences.

January, 2004—Drafts of the Purchase and Sale Agreement are exchanged between the Company and its solicitors and the Buyer and its solicitors and as the specific terms of the Agreement and the Tax Deed were negotiated.

February 1, 2004—The Company agreed to the inclusion in the Agreement of Schedule 4, the Escrow Account, in which the Company agrees to place in escrow at closing £615,820 of the purchase price to be held for a period of time sufficient to resolve certain contingent tax matters as described in the Agreement. The Company also agreed to release the Buyer from the requirement to maintain a deposit of £5.5 million with Buyer’s solicitors until the date of closing, in exchange for an increase in the amount of the earnest money deposit with the Company’s solicitors to £700,000.

February 2, 2004—The Board of Directors reviewed the final changes to the Agreement and reconfirmed the vote to authorize management to sign the final agreement, subject to the receipt of a fairness opinion.

February 5, 2004—The Company received the fairness opinion of DTZ, and both the Company and the Buyer executed the Agreement.

OUR REASONS FOR THE PROPOSED SALE OF THE U.K. PROPERTY, BY MEANS OF THE SALE OF THE U.K. INTERESTS, TO THE BUYER UNDER THE AGREEMENT CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS; APPROVAL BY OUR BOARD.

OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE OF THE U.K. PROPERTY, BY MEANS OF SALE OF THE U.K. INTERESTS, TO THE BUYER UNDER THE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS UNDER THE DELAWARE GENERAL CORPORATION LAW, IS IN THE BEST INTEREST OF THE COMPANY AND OUR STOCKHOLDERS. AMONG OTHER THINGS, THE BOARD BELIEVES THAT THIS IS AN ESSENTIAL STEP IN CARRYING OUT THE COMPANY’S STRATEGY. ACCORDINGLY, OUR BOARD HAS APPROVED THE PROPOSED SALE OF THE U.K. PROPERTY BY MEANS OF THE SALE OF THE U.K. INTERESTS UNDER THE AGREEMENT.

Factors Considered by our Board in Recommending the Sale of the U.K. Interests

In reaching its decision to sell the U.K. Interests (being all of the Company’s interests in its U.K. Subsidiary which holds the U.K. Property), the Board considered a number of factors, including: a) the recommendation of management (the Company’s President and CEO, who is also the CFO), based on advice of DTZ Debenham Tie Leung, the Company’s U.K. real estate broker and advisor, to accept the Buyer’s offer; b) the Buyer’s actual offer of £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate); c) the other terms of the Agreement, including a post-closing adjustment and a “fiduciary out” for the Company; d) the fact that a number of other offers were made, and that the Buyer’s final revised offer was the highest offered purchase price; e) the financial ability of the Buyer (which has deposited £700,000 as earnest money with the Company’s U.K. solicitors as required by the Agreement); and f) the other factors listed below:

(i) The proposed sale of the U.K. Interests is part of the Company’s plan to sell its remaining assets and then liquidate or seek other strategic alternatives. Such plan may involve one of the following alternatives: a) the sale of the Company through a merger or other change in control transaction; b) a liquidation, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors (including contingent claims) and contemplated distributions to stockholders; or c) continuation of the Company as a going-concern for either a limited or longer period of time while the Company devotes energies to resolving its contingent liabilities and makes investments which are permitted without requiring the Company to register as an “investment company” under the Investment Company Act of 1940. Such investments may include acquisitions of other operating businesses. This plan has been developing since the decision was made in 2000 to sell the Company’s Metrology Business to Hexagon, the decision in 2002 to sell the Company’s interest in its development-stage software business, Xygent Inc., to a subsidiary of Hexagon (sold in August 2002), and its decision to sell the Rhode Island Property (sold in August 2003). Moreover, the proposed sale is not inconsistent with a merger or other strategic business combination, which is a strategic alternative to a liquidation—should any definitive agreement for such a transaction be able to be concluded prior to liquidation and winding up of the Company—and is not inconsistent with an alternative strategic decision by the Board to continue the Company as a going-concern for some further period of time, while efforts are made to continue to settle and resolve asserted and unasserted contingent claims, primarily toxic tort claims (see “Activities of the Company Following Completion of the Sale of the U.K. Interests”) before returning to consideration of the other strategic alternatives of merger (or other strategic change in control transaction) or some type of liquidation.

(ii) The Board determined that continuing to hold the U.K. Property, and seeking approval for a development plan that would involve changes in or elimination of the development restrictions currently placed on the property, could result in a substantially higher value for the property (based on recent sales prices for similarly situated properties without development restrictions), but that such a strategy was highly speculative, the probability of success for such efforts was very low and that selling the property now for a fair price to a buyer better prepared to deal with the risks and efforts required to develop the property in the future is in the best interest of the Company and its stockholders.

(iii) The extensive marketing of the U.K. Property by the Company’s U.K. real estate broker and advisor, DTZ, which produced a number of offers and “second offers” for the U.K. Property, where the best offer was from the Buyer.

(iv) The opinion of DTZ issued to the Board that, based on the matters set forth in its opinion, the consideration to be received by the Company at the Closing in connection with the proposed sale to the Buyer under the Agreement is fair to us. The opinion, while not “adopted” as such by a Board resolution, was a positive factor in the Board’s decision to recommend to stockholders the proposed sale to the Buyer. The full text of the written opinion dated February 5, 2004 which sets forth the reviews, analyses and inquiries made and matters considered by the Company’s U.K. real estate broker and advisor and related qualifications, is attached to this Proxy Statement as Annex B hereto and is incorporated herein by reference. Stockholders are urged to read such opinion carefully in its entirety.

Upon Closing of the sale, DTZ will be entitled to a payment of £100,000 from the Company for handling the sale (since it is the economic equivalent of a direct sale of the U.K. Property) and for furnishing the fairness opinion to the Board of Directors. This payment is based on a sliding scale as a percentage of the sales price, with escalation incentives to reward securing a higher price for the transaction. In addition, Michael Warren, the Company’s President, CEO and CFO, will receive an incentive payment in the amount of $146,775 in connection with the sale of the U.K. Interests.

(v) The sale price of £5.5 million (subject to post closing adjustment) and the overall terms of the proposed sale to the Buyer, all as set forth in the Agreement, was a positive factor in the Board’s decision to recommend to stockholders the proposed sale. The Board views the overall terms of the Agreement as fair to the Company and its stockholders, particularly in light of today’s generally unfavorable or uncertain economic climate, the short and long term consequences of which are not predictable.

(vi) The sale price under the Agreement was negotiated on an arm’s length basis between our representatives and representatives of the Buyer.

(vii) The Company has retained the right in the Agreement to have a so-called “fiduciary out” to allow the Company to terminate the Agreement and sell the property on terms more favorable than the terms set forth in the Agreement, should such an unsolicited offer be presented prior to the Closing under the Agreement or should any of the discussions pending on the date of the Agreement with respect to a merger or other business combination involving the Company (and not merely the U.K. Interests or the U.K. Property directly) develop into a more favorable “Competing Transaction” (as defined in the Agreement). Such termination of the Agreement would require the Company to pay the Buyer an Expense Reimbursement of up to £110,000 for its documented transaction costs. In addition, should the Company fail to obtain stockholder approval, but without exercising its “fiduciary out”, the Company will be obligated to reimburse the Buyer for actual transaction costs up to an aggregate of £75,000, and should the transaction fail to close because of other default by the Company, the Company will be obligated to reimburse the Buyer for actual transaction costs up to an aggregate of £110,000. The Board of Directors viewed this “fiduciary out” (including the related reimbursement of costs provisions) overall as a positive factor.

The above information and factors considered by the Board are not intended to be exhaustive, but include all of the material factors, both negative and positive, considered by the Board. The Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SALE OF THE U.K. INTERESTS UNDER THE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS OF THE COMPANY, ALL AS DESCRIBED IN PROPOSAL 1.

FAIRNESS OPINION OF DTZ DEBENHAM TIE LEUNG

The Company retained DTZ, its U.K. real estate advisor and broker, to issue an opinion to the Board of Directors as to the fairness of the consideration to be received from the sale of the U.K. Interests to the Buyer.

On February 5, 2004, DTZ issued its opinion (the “Fairness Opinion”) to the Board of Directors, to the effect that, as of such date and based upon and subject to the reviews, analyses and inquiries made and matters considered by DTZ, and the qualification thereto, all as set forth in its opinion, the consideration proposed to be paid in connection with the sale of the U.K. Interests was fair to the Company. No limitations were imposed by the Board of Directors on the scope of DTZ’s investigations or the procedures to be followed by DTZ in rendering the Fairness Opinion.

The complete text of the Fairness Opinion is attached hereto as Annex B and is incorporated herein by reference. The stockholders are urged to read the Fairness Opinion in its entirety.

The Fairness Opinion was prepared for the benefit and use of the Board of Directors in its consideration of the sale of the U.K. Interests and does not constitute a recommendation to the stockholders as to how such stockholders should vote at the Annual Meeting in connection with the proposal to sell the U.K. Interests. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion.

In connection with the preparation of its opinion, DTZ made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, DTZ: (i) visited and inspected the property; (ii) reviewed the operating costs and revenues of the property for the past fiscal year in order to determine the net operating income of the property; (iii) reviewed the contract between the Company and the operator of the gravel extraction and landfill operations; (iv) reviewed the prices of recent comparable property sales in the Heathrow Airport area and adjacent areas in the United Kingdom; (v) showed the property, in the capacity of the Company’s exclusive broker, to prospective buyers; (vi) reviewed the terms of indications of interest from other prospective buyers; and (viii) reviewed the terms offered by the Buyer in the Agreement.

DTZ is a United Kingdom commercial real estate broker and advisor and was retained based on its experience as a real estate advisor and real estate broker in the United Kingdom. As part of its experience as a real estate advisor, DTZ engages in the valuation of commercial real estate properties and renders fairness opinions.

The terms of the fee arrangement with DTZ, which the Company and DTZ believe are customary in transactions of this nature, were negotiated at arm’s length between DTZ and the Company.

PRINCIPAL PROVISIONS OF THE AGREEMENT

The following summarizes the material provisions of the Agreement. You should carefully read the full text of the Agreement attached to this Proxy Statement as Annex A which qualifies this description and is incorporated by reference into this Proxy Statement.

Purchase Price Payable to Us

The purchase price (the “Purchase Price”) for all of the UK Subsidiary stock and Intercompany Indebtedness (together, the “U.K. Interests”) of BNS Company (Property Holdings) Ltd. (the “U.K. Subsidiary”) is £5.5 million (or approximately $9.7 million based on the April 23, 2004 exchange rate), subject to a post closing adjustment for the U.K. subsidiary’s net working capital at the time of closing. The Purchase Price will be paid in cash by the Buyer, a wholly-owned subsidiary of Arora Holdings Ltd., an English corporation controlled by Mr. S. Arora, to the Company and International at the Closing (as defined below). Of the £5.5 million Purchase Price payable at the Closing, subject to post-closing adjustment, approximately £1.6 million (as of January 31, 2004) will be attributed to the Intercompany Indebtedness of the U.K. Subsidiary to the Company, which is being sold by the Company, and approximately £3.9 million (as of that date) will be attributed to the stock of the U.K. Subsidiary, which is being sold by International. In addition £615,820 of the sales price will be escrowed under the tax deed and will be held in escrow until such time as any inquiry from the U.K. government as to taxes of our U.K. Subsidiary is closed.

The Buyer deposited as earnest money £700,000 (the “Deposit”) with the Company’s U.K. solicitors on the date of execution of the Agreement.

Post Closing Purchase Price Adjustment

The Purchase Price will be increased or decreased by an amount equal to the positive amount or negative amount of the U.K. Subsidiary’s working capital accounts (essentially its accounts receivables and payables) on the Closing as reflected on the U.K. Subsidiary’s balance sheet. The Agreement contains a procedure for resolving any dispute between the parties as to the amount of such post closing adjustment to the Purchase Price.

U.K. Property Owned by our U.K. Subsidiary

The proposed transaction involves a transfer of all our interests in our U.K. Subsidiary holding our U.K. Property, consisting of approximately 86.5 acres of land situated at Bath Road, Heathrow and Harmondsworth Lane, Sipson, United Kingdom, which is currently being operated as a gravel extraction/landfill operation (landfill only since December 2003) for the U.K. Subsidiary under a contract with an unrelated third party. The U.K. Subsidiary has no other business.

Closing

The closing (the “Closing”) of the sale of our U.K. Interests will be held in the United Kingdom subject to satisfaction of all conditions precedent, including the material accuracy of our representations and warranties, set forth in the Agreement, at 11:00 a.m. local time five business days after the Company has obtained shareholder approval of the sale, and in any event by not later than November 5, 2004.

At the Closing our U.K. Subsidiary will be obligated to have good and marketable title to the U.K. Interests, free and clear of all deeds of trust, mortgages or other liens and encumbrances, except as specified. If we are unable to do so, the Buyer’s deposit will be refunded and neither party will have any obligations under the Agreement, except as described under “Default and Remedies” below.

Representations and Warranties

We have made certain representations and warranties relating to, among other things, (i) our title to the U.K. Interests, (ii) the U.K. Subsidiary’s title to the U.K. Property, (iii) related real estate matters, (iv) tax obligations of the U.K. Subsidiary, (v) corporate organization of the U.K. Subsidiary and related matters and the authority of the Company and International to complete the sale and (vi) non-contravention of other agreements.

No environmental warranties, representations or indemnifications are made by the Company or International. It is the responsibility of the gravel and landfill operator to maintain and restore the property and correct any environmental deficiencies. However, existing environmental insurance policies of the U.K. Subsidiary are to be maintained until the Closing. The Company is to deliver a tax deed, containing certain tax indemnifications relating to the U.K. Subsidiary, to the Buyer at the Closing.

The Buyer has made representations and warranties to us regarding its legal capacity and authority to enter into and perform the Agreement and the lack of consents and approvals required.

Neither party may bring a claim in relation to a representation or warranty or any indemnification, including under the tax deed delivered to the Buyer at the Closing, beyond one year after the Closing. However, should a tax inquiry be received from the U.K. government before December 31, 2006, it is possible that the escrowed sales price funds of £615,820 under the tax deed will be held in escrow until such time as the inquiry is closed.

Default and Remedies

If Buyer fails to close by November 5, 2004 for any reason except (a) our default or (b) the permitted termination of this Agreement by Buyer upon written notice to us as expressly provided in the Agreement, we will be entitled to terminate the Agreement and to instruct the Company’s U.K. solicitors to deliver the Buyer’s deposit of £700,000 to us as liquidated damages.

If we are in default under the terms of the Agreement, or if we fail to close for any reason except (a) Buyer’s default or (b) the permitted termination of the Agreement by us as expressly provided, the Buyer will be entitled to either (i) terminate the Agreement upon written notice to us and to request the Company’s U.K. Solicitor to return the Deposit, together with accrued interest, to Buyer and to receive from the Company an Expense Reimbursement for Buyer’s documented transaction costs of up to £110,000; or (ii) to bring an action for specific performance of the Agreement, provided Buyer provides written notice of such election within ten business days after the scheduled Closing Date; provided that, if we fail to obtain the requisite stockholder approval, we will be liable for Expense Reimbursement for Buyer’s documented transaction costs of up to £75,000.

Operating Covenants Until the Closing

Until the Closing under the Agreement, we have agreed to operate our U.K. business in the ordinary course and not to take various actions regarding the U.K. Property and the U.K. Subsidiary and to take certain other actions relating thereto, in each case except as may be approved by the Buyer, including (i) not selling or agreeing to sell any of the assets of the U.K. Subsidiary or modifying or terminating any of the U.K. Subsidiary’s agreements including the gravel extraction/landfill agreements, (ii) encumbering the U.K. Property, (iii) making any changes to the capital structure, dividends, etc. of the U.K. Subsidiary, (iv) maintaining the insurance coverage on the U.K. Property and (v) altering or agreeing to alter the terms of any existing credit facilities or arrange for any additional credit facilities.

Conditions Precedent to Closing

If either we or the Buyer discover, prior to or at the Closing, that any material representation or warranty of the other party is false, misleading or inaccurate in any material respect and such breach is not cured within the period specified, the discovering party may, at their option, terminate the Agreement and the parties will be relieved of all liabilities and obligations under the Agreement (except as described below). If Buyer is the discovering party, Buyer will be entitled to either (i) the immediate return of the Deposit, together with all accrued interest thereon and an Expense Reimbursement for Buyer’s documented transaction costs of up to £110,000 or (ii) to bring an action for specific performance of the Agreement within a specified period of time; provided that if we fail to obtain the requisite stockholder approval, we will be liable for Expense Reimbursement for Buyer’s documented transaction costs of up to £75,000. If we are the discovering party, we will be entitled to receive the Deposit as liquidated damages (which will be our sole remedy).

It is a condition to the obligations of the parties under the Agreement that the requisite stockholder approval of the sale be obtained by the date of closing, which will be no later than November 5, 2004.

Our “Fiduciary Out”; Expense Reimbursement of the Buyer

We have reserved the right to have a so-called “fiduciary out” to allow us to terminate the Agreement and to sell the U.K. Interests (or the U.K. Property owned by our U.K. Subsidiary) directly or by means of a merger or business combination of the Company constituting a Competing Transaction (as defined in the Agreement) on terms more favorable to us, in the good faith determination of the Board of Directors (and upon the advice of the Company’s outside counsel), than the terms set forth in the Agreement. If we exercise this right, we are obligated upon termination of the Agreement to pay an Expense Reimbursement to the Buyer of up to £110,000 for the Buyer’s documented transaction costs.

In addition, if we fail to obtain the requisite stockholder approval of the sale and close by November 5, 2004, but there is no termination for exercise of our “fiduciary out”, we are obligated upon termination of the Agreement to pay the Buyer an Expense Reimbursement of its documented transaction costs, not to exceed up to £75,000.

Termination

Apart from the right to terminate the Agreement in connection with our exercise of the “fiduciary out” or upon our failure to obtain the requisite stockholder approval, and apart from termination by either party for material breach of material representations and warranties and certain covenants by the other party, neither party has any right to terminate the Agreement except for our right to terminate the Agreement if the Buyer fails to close for any reason other than our default or the permitted termination in connection with the exercise of our “fiduciary out” described above (and in that event our sole remedy is to receive the deposit as liquidated damages) and except for the right of the Buyer to terminate the Agreement if we are in default or if we fail to close for any reason except for Buyer’s default or the permitted termination in connection with the exercise of our “fiduciary out” described above or our failure to obtain stockholder approval. Under certain circumstances described above the Buyer shall be entitled to receive back the deposit and in addition has the alternative right to elect within 10 days to bring an action for specific performance of the purchase and sale of the U.K. Interests contemplated by the Agreement. The Buyer also has the right to require us to pay it an Expense Reimbursement as described above.

THE BUSINESS OF THE COMPANY

The information under the heading “The Business of the Company” describes the current business activities, subsequent to the closing on August 26, 2003 of the sale of the Rhode Island Property and prior to the contemplated sale of the U.K. Interests.

The Company’s only business activity is its ownership of the U.K. Property, from which it derives royalty income under a contract with an unaffiliated third party conducting a gravel extraction and landfill business (from December 2003 landfill only). In the years 2003, 2002 and 2001, the Company’s revenues from this property were approximately $.9 million, $1 million and $.9 million, respectively.

The Company’s Strategic Alternatives.    The pending sale of the U.K. Property is part of the Company’s plan to sell its remaining assets and then liquidate or seek other strategic alternatives. Such plan may involve one of the following alternatives: a) the sale of the Company through a merger or other change in control transaction; b) a liquidation, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors (including contingent claims) and contemplated distributions to stockholders; or c) continuation of the Company as a going-concern for either a limited or longer period of time while the Company devotes energies to resolving its contingent liabilities and makes investments which are permitted without requiring the Company to register as an “investment company” under the Investment Company Act of 1940. Such investments may include acquisitions of other operating businesses.

SELECTED HISTORICAL FINANCIAL DATA

The following selected data should be reviewed in conjunction with Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto in Item 8 of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 which is incorporated by reference in this Proxy Statement.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands except per share information)
Statement of Operations Data
Revenue	$948	$1,018	$949	$726	$758
Loss from continuing operations	(2,671)	(2,433)	(5,380)	(14,439)	(17,811)
Net income (loss)	$12,917	$(5,919)	$21,170	$(57,309)	$(42,874)
Net loss per common share, Basic, from continuing operations	$(0.91)	$(0.84)	$(1.88)	$(5.26)	$(6.62)
Net income (loss) per common share, Basic	$4.37	$(2.03)	$7.38	$(20.88)	$(15.93)
Net loss per common share, diluted, from continuing operations	$(0.91)	$(0.84)	$(1.88)	$(5.26)	$(6.62)
Net income (loss) per common share, Diluted	$4.37	$(2.03)	$7.38	$(20.88)	$(15.93)
Average shares outstanding	2,954	2,920	2,867	2,745	2,691
Cash dividends per share	—	—	$15.25	—	—
Balance Sheet Data
Total assets	$16,617	$9,263	$19,283	$250,645	$302,177
Long-term debt including current maturity	—	$2,360	$3,317	$65,176	$69,030

(1)	The 2003 net income includes a gain from the sale of the North Kingstown property of $15,255 or $5.16 per share.
(2)	The 2002 net income includes a loss from the disposal of the Company’s controlling interest in Xygent of $916 or $0.31 per share.
(3)	The 2001 net income includes a gain from the disposal of the Metrology Business to Hexagon AB in the amount of $47,113 or $16.43 per share. The 2001 net income also includes $6,566, which represents the payment of a prepayment penalty in connection with the repayment of the long-term senior debt and the write-off of debt acquisition costs previously capitalized. This amount has been reclassified from extraordinary to discontinued operations in accordance with SFAS 145 “Rescission on FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”
(4)	The 2000 loss includes a change in accounting principle as the Company adopted SEC Staff Accounting Bulletin No. 101 (“SAB 101”). The effect of applying this change in accounting principle was a charge for the cumulative effect of the change amounting to $27,401 (net of an income tax benefit of $600) or $9.98 per share.
(5)	Effective May 10, 2001, the Company’s shareholders approved a one-for-five reverse stock split. Accordingly, all periods presented have been restated to reflect this reverse stock split.

PRO FORMA FINANCIAL INFORMATION

The following describes the pro forma effect of the sale of the Company’s U.K. Interests on the (i) audited consolidated balance sheet information as of December 31, 2003 and (ii) the audited statement of operations information for the year ended December 31, 2003. The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the Company would actually have been had the sale in fact occurred at the date indicated. Each unaudited pro forma consolidated balance sheet and consolidated statement of operations information illustrate the estimated effects of the sale as if the transaction had occurred at the end of the period presented for each consolidated balance sheet and at the beginning of the period for each consolidated statement of operations.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2003

(dollars in thousands, except per share data)

	Historical Balance as of Dec. 31, 2003	(2) Proceeds and Adjustments Resulting from Sale of United Kingdom Interests	(4) Use of Sale Proceeds	Pro Forma Balance as of Dec. 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$14,404	$9,432 (1)	$(560)	$23,276
Other receivables	214	(72)		142
Assets held for sale	493	(493)		—
Prepaid expenses and other current assets	1,158	(25)		1,133

Total current assets	16,269	8,842	(560)	24,551
Equipment, net	17			17
Restricted cash	331			331

	$16,617	$8,842	$(560)	$24,899

Liabilities and shareowners’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,820	$78	$(560)	$1,338
Long-term liabilities	1,351			1,351
Total Shareowners’ equity	13,446	8,764 (3)		22,210

	$16,617	$8,842	$(560)	$24,899

(1)	Represents proceeds amounting to $ 9,735 (£5,500 converted to US dollars at the April 23, 2004 exchange rate of £1 = US $1.77), net of BNS Company (Property Holdings) Ltd. (“UK operation”) cash of $303. The April 23, 2004 exchange rate differs from the December 31, 2003 exchange rate, which was £1 = US $1.78. The actual proceeds to the Company in US dollars from the transaction will be based on the exchange rate on the date of the closing of the transaction.
(2)	The adjustments represent the transfer of assets and assumption of liabilities upon the closing of the sale and the net realized gain of $8,764 after deducting the expenses of the sale for commission, professional fees and taxes.

(3)	Calculation of net realized gain:

Gross proceeds from sale	$9,735
Net book value of UK operation on December 31, 2003	570
Expenses related with the sale	381
Tax provision	20

Net realized gain	$8,764

(4)	Represents payment of liabilities recorded as a result of the sale of the UK operation and the payment of amounts previously accrued related to the sale of the UK operation.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2003

(dollars in thousands, except per share data)

	Historical Balance Year Ended Dec. 31, 2003	(1) Adjustments	Pro Forma Balance for the Year Ended Dec. 31, 2003
Revenue	$948	$(948)	$—
General and administrative	3,355	(264)	3,091

Operating loss	(2,407)	(684)	(3,091)
Interest expense	140	(5)	135
Other income, net	98	(16)	82

Loss from continuing operations before tax	(2,449)	(695)	(3,144)
Income tax provision	222	(222)	—

Loss from continuing operations	$(2,671)	$(473)	$(3,144)

Net income (loss) per common share
Basic and diluted	$(0.91)		$(1.06)
Weighted average shares outstanding	2,954		2,954

(1)	Represents the elimination of revenue and operating costs associated with the UK operation.

VOTE REQUIRED FOR PROPOSAL 1

A majority vote of the entitled votes of the shares of the Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1.

BOARD RECOMMENDATION

ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SALE OF THE U.K. INTERESTS UNDER THE U.K. AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS, ALL AS DESCRIBED IN PROPOSAL 1.

ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY

Additional financial information about the Company required by Item 14(c)(2) of Schedule 14A, including the Company’s financial statements for fiscal 2003 and Management’s Discussion and Analysis of Financial Condition and Results of Operations for such period, are incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and from any other documents incorporated by reference into this Proxy Statement as permitted under Item 14(e) of Schedule 14A. See “Incorporation of Certain Documents by Reference” below.

RISK FACTORS PRIOR TO SALE OF THE U.K. INTERESTS

(CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)

After completing the sale of its Metrology Business to Hexagon AB of Stockholm, Sweden (“Hexagon”) on April 27, 2001, and after completing the sale on August 20, 2002 to Hexagon Holdings, Inc. of its interest in its Xygent development stage measuring software business, in which the Company had then held a 77% equity interest (with Hexagon holding the balance), and after completing the sale of the North Kingstown Facility and Property to Wasserman R.E. Ventures on August 26, 2003, the Company is at present a real estate management company deriving royalty revenues from an owned gravel extraction and landfill property in the United Kingdom (since December 2003 only a landfill property), the “U.K. Property” as described in this Proxy Statement, and is holding the U.K. Property for sale under the U.K. Agreement which calls for the sale of the Company’s “U.K. Interests” (as defined earlier in this Proxy Statement).

In addition to the foregoing, the risks remaining with respect to the Company’s sale of its former Metrology Business, the former development stage Xygent measuring software business, and the North Kingstown Facility and Property are that the Company might have to make an indemnification payment to the Buyers with respect to the Company’s representations and warranties concerning the businesses respectively sold or a payment to a third party with respect to a retained liability.

Risk of not Receiving Acceptable Offers for the Purchase of its U.K. Property Indirectly Held for Sale under the U.K. Agreement

A principal risk facing the Company overall is the risk that continuing poor economic conditions (perhaps aggravated by international conditions) may prevent the Company completing the sale of the Company’s U.K. Interests at an acceptable price. However, the Board believes that the price under the U.K. Agreement presented for stockholder approval in this Proxy Statement is a fair and acceptable price to the Company.

Also, the Company faces an exchange risk with respect to the purchase price under the Agreement, which is denominated in British Pounds, should the U.S. dollar increase in value against the British Pound. The Company has not obtained hedging protection against such an exchange risk.

Environmental and Product Liability Risks

Subsequent to the sale of the Metrology Business to Hexagon in 2001 as discussed above, the nature of the Company’s operations have not been affected by environmental laws, rules and regulations relating to these businesses. However, because the Company and its subsidiaries and predecessors, prior to the sale to Hexagon on April 27, 2001 (and prior to sales of other divisions made in prior years) conducted manufacturing operations in locations at which, or adjacent to which, other industrial operations were conducted from time to time by the Company, the Company is subject to environmental claims. As with any such operations that involved the use, generation, and management of hazardous materials, it is possible that prior practices, including practices that were deemed acceptable by regulatory authorities in the past, may have created conditions which could give rise to liability under current or future environmental laws. Because the law in these areas is developing rapidly, and because environmental laws are subject to amendment and widely varying degrees of enforcement, the Company may be subject to, and cannot predict with any certainty, the nature and amount of environmental and product liability claims related to these operations or locations including its North Kingstown Property, which was sold on August 26, 2003 (but with certain environmental liabilities retained) that may arise in the future.

The Company has obtained contaminated land insurance coverage to insure against unknown environmental issues relating to the U.K. property. In addition, the Company received a report dated October 2000, which was updated in July 2003, from an independent environmental consulting firm indicating no evidence of environmental issues relating to that property. However, there is no assurance that such issues will not be identified in the future, through the actions or negligence of the land fill operator or the contemplated buyer of the U.K. Subsidiary or other factors, as the Company or the buyer continues to operate the property as a land fill. Should the U.K. Subsidiary be sold, there is no assurance that there will be no retained liabilities relating to the property, although the Company is not making any environmental representations or indemnifications under the U.K. Agreement.

In addition, as previously disclosed by the Company, the Company receives claims from time to time for toxic tort injuries related to the use of asbestos material in pumps sold by its hydraulic pump operations, and other product liability claims relating to the use of machine tools sold by a division of the Company which was itself sold many years ago. There have also been a few miscellaneous claims relating to employment activities, environmental issues, sales tax audits and personal injury claims. Most of these suits are toxic tort claims resulting primarily from the use of small internal seals that allegedly contained asbestos and were used in small fluid pumps manufactured by the Company’s former pump division, which was sold in 1992. The Company has insurance coverage, but in general the coverage available has limitations. The Company expects that it will continue to be subject to additional toxic tort claims in the future. As a matter of Delaware law the directors are required to take the probability of future claims into its consideration of various matters.

The contingent claims relating to the former pump division pose the most uncertainty. The Company has limited information concerning the number and location of pumps manufactured and, therefore, is unable to estimate the aggregate number of claims which might be filed in the future, which is necessary in order to reliably estimate any financial exposure. This product line was introduced in the late 1800’s. The materials alleged to contain asbestos were used for an undetermined period of time ending in the late 1960’s. The claims relate to exposure to this asbestos material. The Company sold its pump division in 1992 but remains subject to claims related to products manufactured prior to that date.

Since 1994 the Company has been named as a defendant in a total of 423 known claims (as of April 23, 2004) relating to these pumps. In many cases these claims involve more than 100 other defendants. Fifty-four of those claims were filed prior to December 31, 2001. However, in 2002 the Company was named in 98 additional claims; in 2003 there were a total of 192 new claims filed; and the Company has received notice of another 79 claims through April 23, 2004. In 2002, 42 claims were settled for an aggregate of $30,000 exclusive of attorney’s fees. Prior to 2004, three claims were closed by either dismissal or summary judgment. In March 2004 one claim was settled for $500 and dismissal was entered in another 67 claims. There are currently 310 claims that are open and active. However, under certain circumstances, some of the settled claims may be reopened.

The Company believes it has significant defenses to any liability for toxic tort claims on the merits. It should be noted that, to date, none of these toxic tort claims have gone to trial and therefore there can be no assurance that these defenses will prevail. Settlement and defense costs to date have been insignificant. However, there can be no assurance that the number of future claims and the related costs of defense, settlements or judgments will be consistent with the experience to date of existing claims. It has become apparent that the uncertain prospect of additional toxic tort claims being asserted in the future, and the impact of this uncertainty on the valuation of the Company, has had and will continue to have, at least for the short term, some adverse effects on the Company’s ability to determine prospective distributions to shareholders or to negotiate a satisfactory sale, merger or other change in control transaction with a third party. These claims would also affect the ability of the Company to carry out a fairly rapid liquidation proceeding, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors and contemplated distributions to stockholders. See “The Business of the Company—The Company’s Strategic Alternatives” elsewhere in this Proxy Statement for discussion of strategic alternatives.

Trading of the Company’s Class A Common Stock on the OTC Bulletin Board

The Company’s Class A Common Stock was de-listed from the New York Stock Exchange and commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of the Class A Common Stock could be materially adversely affected.

The market price of the Company’s Common Stock could decline as a result of sales of shares by the Company’s existing shareowners, as a result of the Company’s possible failure to meet the listing standards of the Boston Stock Exchange.

“Going Concern” Qualifications in Audit Opinion

The Company received a report from its independent auditors for the year ended December 31, 2003, containing an explanatory paragraph stating that the Company’s recurring operating losses from continuing operations and the Company’s intention to sell its remaining assets and liquidate or seek other strategic alternatives raise substantial doubt about the Company’s ability to continue as a going concern.

Liquidity Risk: There may not be Adequate Resources for Funding the Operations of the Company

There is no assurance that the future expenses of the Company (including the expenses of maintaining the Company as a “public” reporting Company under SEC regulations and the expenses and liabilities associated with toxic tort asbestos claims against the Company, as discussed above) will not be greater than anticipated, or that the expected cash flow from its United Kingdom property (until its sale) and investment earnings (which are, as a practical matter, limited by the Company’s inability to make investments that would require it to register as an “investment company” under the Investment Company Act of 1940) on net proceeds of the contemplated sale of the United Kingdom property and the net proceeds of prior sales of assets (or the profits from any operating business that the Company may seek to acquire with such net proceeds) will not thereafter be less than anticipated and that, as a result, a liquidity problem may not arise.

The Company’s Cumulative Net Operating Losses (“NOL’s”) May Become Significantly Limited

The Company had NOL’s of approximately $45 million at December 31, 2003, which were available to offset taxable earnings in the future. In the event of a “change of ownership” within the meaning of Section 382 of the Internal Revenue Code, the ability of the Company to use these NOL’s to offset future taxable earnings becomes significantly limited. While the Company’s management and tax advisors believe the Company has not, as of February 23, 2004, experienced such a “change of ownership,” based on their examination of public shareholder documents filed with the SEC, it appears that the Company is close to the threshold for such a change.

NO DISSENTERS’ RIGHTS

Any of our stockholders who do not approve of the proposed sale of the U. K. Interests, which constitutes the sale of substantially all assets of the Company, under Delaware General Corporate Law, are not entitled to appraisal or dissenter’s rights with respect to the proposed sale of substantially all assets of the Company under Delaware law or our Certificate of Incorporation.

ACCOUNTING TREATMENT

The proposed sale of the U.K. Interests under the Agreement will be accounted for as a sale of stock and debt of a wholly owned U.K. Subsidiary. Upon consummation of the proposed sale under the Agreement, the Company on a consolidated basis will recognize financial reporting gain equal to the net proceeds (the sum of the sale price received less the expenses relating to the proposed sale) less the closing net book value of the stock and the intergroup debt sold.

FEDERAL INCOME TAX CONSEQUENCES

General.    The following is a summary of the principal United States federal income tax considerations relating to the sale of stock and debt of the Company’s U.K. Subsidiary holding the U.K. Property under the Agreement. This summary does not purport to be a complete analysis of tax considerations. The considerations pertaining to shareholders relate only to shareholders that hold their shares as a capital asset and are either citizens or residents of the United States, entities taxable as corporations organized under the laws of the United States, and estates or trusts that are treated as United States persons pursuant to the Internal Revenue Code. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax considerations applicable to investors that may be subject to special federal income tax rules.

Corporate Tax Considerations.    From a federal income tax perspective, the proposed sale of the stock and debt of the Company’s United Kingdom subsidiary holding the U.K. Property under the Agreement will be treated as a sale of corporate assets, in exchange for cash. The Company has substantial net operating and capital loss carryovers which it will use to partially offset the gain realized on the sale of the stock and debt of the Company’s United Kingdom subsidiary holding the U.K. Property. Due to limitations on the utilization of tax losses under the federal alternative minimum tax system, at least 10% of the gain on the sale will be subject to alternative minimum tax at a 20% rate. A further limitation on the utilization of NOLs to offset a portion of the gain may arise should there be a change in ownership as defined in Section 382 of the Internal Revenue Code. See also “Risk Factors Prior to Sale to U.K. Interests (Constituting the Sale of Substantially All Assets): the Company’s Cumulative Net Operating Losses (“NOL’s”) May Become Significantly Limited.”

Shareholder Tax Consideration.    The sale as such does not have federal income tax consequences for shareholders.

INTERESTS OF CERTAIN PERSONS IN THE U.K. AGREEMENT

Each of the seven directors of the Company, all of whom are non-employee directors, holds 5,000 shares of Class A Common Stock that is “restricted” stock, which vests on July 21, 2004 or, if earlier, on the day following the distribution to shareholders of the Company of a distribution in respect of all or a portion of the proceeds of sale of the Company’s U.K. Property; provided that none of these 5,000 shares shall vest on such date unless the director is then, and since the date of grant has continuously been, a director of the Company; and further provided, that, notwithstanding the foregoing, all of such 5,000 shares, to the extent not already vested or forfeited, shall vest immediately prior to the termination of the director’s service as a director by reason of death or disability or the dissolution of the Company, including any merger or sale of assets or other business combination (including a transaction done by way of tender offer or sale of stock) which constitutes the acquisition of control of the Company (including a transaction whereby a majority of the directors are replaced by representatives or nominees of such person or persons) by a person or persons owning less than a majority of the equity or voting power of the Company’s stock prior to the date of the occurrence of such event.

Each of the seven directors of the Company, all of whom are non-employee directors, also holds 1,000 shares of Class A Common Stock that is “restricted” stock, which vests on April 30, 2005 or, if earlier, on the day immediately prior to the happening of certain events, namely a merger or other business combination or other change in control transaction, dissolution or filing by the Company under the bankruptcy laws.

These restricted shares were granted on April 8, 2003 and February 23, 2004, respectively, by the Board, in each case pursuant to the provisions of the Company’s 1999 Equity Incentive Plan approved by stockholders on April 30, 1999. The restricted shares were granted in payment of the Director’s Retainer Fee for the year 2003 and in partial payment of the Director’s Retainer Fee for the year 2004, respectively. On the vesting date the director is subject to federal income tax at ordinary income rates based on the fair market value of the shares then becoming vested. Prior to vesting or forfeiture of the restricted shares, the director is entitled to receive dividends and to vote the shares.

Set forth below is information as to the “restricted shares” held by each director as of the date of this Proxy Statement.

Directors	Restricted Shares Granted April 8, 2003	Restricted Shares Granted February 23, 2004
Richard A. Donnelly	5,000	1,000
Howard K. Fuguet	5,000	1,000
J. Robert Held	5,000	1,000
Kenneth N. Kermes	5,000	1,000
Roger E. Levien	5,000	1,000
John M. Nelson	5,000	1,000
Henry D. Sharpe, III	5,000	1,000

TOTAL	35,000	7,000

Since the Company’s current strategy, as noted earlier in this Proxy Statement may involve a liquidation, including the making of liquidating distributions to stockholders, or may involve a merger or other change in control transaction, the current directors of the Company may be deemed to have an interest in the sale of the U.K. Interests under the Agreement.

Michael Warren, the Company’s President, CEO and CFO, will receive an incentive payment in the amount of $146,775 in connection with the sale of the U.K. Interests. Accordingly, as a result of the provisions for incentive payment in the compensation arrangement between the Company and Michael Warren, Michael Warren may be deemed to have an interest in the sale of the U.K. Interests under the Agreement. See “Employment, Severance, and Other Agreements—Michael Warren Agreement” elsewhere in this Proxy Statement.

ACTIVITIES OF THE COMPANY FOLLOWING COMPLETION OF THE SALE

OF THE U.K. INTERESTS

After completion of the proposed sale of the U.K. Interests, the Company will conduct no active business activities and will hold only cash, investments and minimal receivables. The pending sale of U.K. Property is part of the Company’s plan to sell its remaining assets and then liquidate or seek other strategic alternatives. Such plan may involve one of the following alternatives: a) the sale of the Company through a merger or other change in control transaction; b) a liquidation, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors (including contingent claims) and contemplated distributions to stockholders; or c) continuation of the Company as a going-concern for either a limited or longer period of time while the Company devotes energies to resolving its contingent liabilities and makes investments which are permitted without requiring the Company to register as an “investment company” under the Investment Company Act of 1940. Such investments may include acquisitions of other operating businesses.

The net proceeds of the proposed sale of the U.K. Interests under the Agreement will be held by the Company, pending subsequent actions of the Board in determining an appropriate strategic direction for the Company.

RISK FACTORS RELATED TO ACTIVITIES FOLLOWING THE PROPOSED

SALE OF THE U.K. INTERESTS

After completing the sale of its Metrology Business to Hexagon on April 27, 2001, the sale on August 20, 2002 to Hexagon Holdings, Inc. of its interest in its Xygent development stage measuring software business, in which the Company had then held a 77% equity interest (with Hexagon holding the balance), the sale of the Rhode Island Property to Wasserman R.E. Ventures on August 26, 2003, and the pending sale of the U.K. Interests as described in this Proxy Statement, the Company will hold no assets other than cash, investments and minimal receivables.

The risks remaining with respect to the Company’s sale of its former Metrology Business, the former development stage Xygent measuring software business, and the North Kingstown, Rhode Island Facility and Property and the U.K. Property, by means of sale of the U.K. Interests, are that the Company might have to make an indemnification payment to the Buyers with respect to the Company’s representations and warranties concerning the businesses respectively sold or a payment to a third party with respect to a retained liability.

Environmental and Product Liability Risks

Subsequent to the sale of the Metrology Business to Hexagon in 2001 as discussed above, the nature of the Company’s operations have not been affected by environmental laws, rules and regulations relating to these businesses. However, because the Company and its subsidiaries and predecessors, prior to the sale to Hexagon on April 27, 2001 (and prior to sales of other divisions made in prior years) conducted manufacturing operations in locations at which, or adjacent to which, other industrial operations were conducted from time to time by the Company, the Company is subject to environmental claims. As with any such operations that involved the use, generation, and management of hazardous materials, it is possible that prior practices, including practices that were deemed acceptable by regulatory authorities in the past, may have created conditions which could give rise to liability under current or future environmental laws. Because the law in these areas is developing rapidly, and because environmental laws are subject to amendment and widely varying degrees of enforcement, the Company may be subject to, and cannot predict with any certainty, the nature and amount of environmental and product liability claims related to these operations or locations including its North Kingstown Property, which was sold on August 26, 2003 (but with certain environmental liabilities retained) that may arise in the future.

The Company has obtained contaminated land insurance coverage to insure against unknown environmental issues relating to the United Kingdom property. In addition, the Company received a report dated October 2000, which was updated in July 2003, from an independent environmental consulting firm indicating no evidence of environmental issues relating to that property. However, there is no assurance that such issues will not be identified in the future, through the actions or negligence of the land fill operator or the contemplated buyer of the U.K. Subsidiary or other factors, as the Company or the buyer continues to operate the property as a land fill. Should the U.K. Subsidiary be sold, there is no assurance that there will be no retained liabilities relating to the property, although the Company is not making any environmental representations or indemnifications under the U.K. Agreement.

In addition, as previously disclosed by the Company, the Company receives claims from time to time for toxic tort injuries related to the use of asbestos material in pumps sold by its hydraulic pump operations, and other product liability claims relating to the use of machine tools sold by a division of the Company which was itself sold many years ago. There have also been a few miscellaneous claims relating to employment activities, environmental issues, sales tax audits and personal injury claims. Most of these suits are toxic tort claims resulting primarily from the use of small internal seals that allegedly contained asbestos and were used in small fluid pumps manufactured by the Company’s former pump division, which was sold in 1992. The Company has insurance coverage, but in general the coverage available has limitations. The Company expects that it will continue to be subject to additional toxic tort claims in the future. As a matter of Delaware law the directors are required to take the probability of future claims into its consideration of various matters.

The contingent claims relating to the former pump division pose the most uncertainty. The Company has limited information concerning the number and location of pumps manufactured and, therefore, is unable to estimate the aggregate number of claims which might be filed in the future, which is necessary in order to reliably estimate any financial exposure. This product line was introduced in the late 1800’s. The materials alleged to contain asbestos were used for an undetermined period of time ending in the late 1960’s. The claims relate to exposure to this asbestos material. The Company sold its pump division in 1992 but remains subject to claims related to products manufactured prior to that date.

Since 1994 the Company has been named as a defendant in a total of 375 known claims (as of February 23, 2004) relating to these pumps. In many cases these claims involve more than 100 other defendants. Fifty-four of those claims were filed prior to December 31, 2001. However, in 2002 the Company was named in 98 additional claims; in 2003 there were a total of 192 new claims filed; and the Company has received notice of another 31 claims through February 23, 2004. In 2002, 42 claims were settled for an aggregate of $30,000 exclusive of attorney’s fees, and in January a plaintiff’s attorney agreed to settle one claim for $500 and file for dismissal in another 67 claims. There are currently 265 claims that are open and active. However, under certain circumstances, some of the settled claims may be reopened.

The Company believes it has significant defenses to any liability for toxic tort claims on the merits. It should be noted that, to date, none of these toxic tort claims have gone to trial and therefore there can be no assurance that these defenses will prevail. Settlement and defense costs to date have been insignificant. However, there can be no assurance that the number of future claims and the related costs of defense, settlements or judgments will be consistent with the experience to date of existing claims.

It has become apparent that the uncertain prospect of additional toxic tort claims being asserted in the future, and the impact of this uncertainty on the valuation of the Company, has had and will continue to have, at least for the short term, some adverse effects on the Company’s ability to determine prospective distributions to shareholders or to negotiate a satisfactory sale, merger or other change in control transaction with a third party. These claims would also affect the ability of the Company to carry out a fairly rapid liquidation proceeding, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors and contemplated distributions to stockholders. See “The Business of the

Company—The Company’s Strategic Alternatives” elsewhere in this Proxy Statement for discussion of strategic alternatives.

Trading of the Company’s Class A Common Stock on the OTC Bulletin Board

The Company’s Class A Common Stock was de-listed from the New York Stock Exchange and commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of the Class A Common Stock could be materially adversely affected.

The market price of the Company’s Common Stock could decline as a result of sales of shares by the Company’s existing shareowners, as a result of the Company’s possible failure to meet the listing standards of the Boston Stock Exchange.

“Going Concern” Qualification in Audit Opinion

The Company received a report from its independent auditors for the year ended December 31, 2003, containing an explanatory paragraph stating that the Company’s recurring operating losses from continuing operations and the Company’s intention to sell its remaining assets and liquidate or seek other strategic alternatives raise substantial doubt about the Company’s ability to continue as a going concern.

Liquidity Risk: There may not be Adequate Resources for Funding the Operations of the Company

There is no assurance that the future expenses of the Company (including the expenses of maintaining the Company as a “public” reporting Company under SEC regulations and the expenses and liabilities associated with toxic tort asbestos claims against the Company, as discussed above) will not be greater than anticipated, or that the expected cash flow from its United Kingdom property (until its sale) and investment earnings (which are, as a practical matter, limited by the Company’s inability to make investments that would require it to register as an “investment company” under the Investment Company Act of 1940) on net proceeds of the contemplated sale of the United Kingdom property and the net proceeds of prior sales of assets (or the profits from any operating business that the Company may seek to acquire with such net proceeds) will not thereafter be less than anticipated and that, as a result, a liquidity problem may not arise.

The Company’s Cumulative Net Operating Losses (“NOL’s”) May Become Significantly Limited

The Company had NOL’s of approximately $45 million at December 31, 2003, which were available to offset taxable earnings in the future. In the event of a “change of ownership” within the meaning of Section 382 of the Internal Revenue Code, the ability of the Company to use these NOL’s to offset future taxable earnings becomes significantly limited. While the Company’s management and tax advisors believe the Company has not, as of February 23, 2004, experienced such a “change of ownership,” based on their examination of public shareholder documents filed with the SEC, it appears that the Company is close to the threshold for such a change.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the proposed sale of the U.K. Interests other than compliance with applicable securities laws in connection with the Proxy Statement.

PROPOSAL 2

ELECTION OF DIRECTORS

The Board of Directors proposes to fix the number of Directors at seven and to designate a class of three Directors to serve until the year 2007 Annual Meeting and until their successors have been duly elected and qualified (the “2007 Class”). Messrs. Henry D. Sharpe, III, John Robert Held, and Jack Howard have each consented to stand for election to the 2007 Class. Messrs. Sharpe, III and Held are currently members of the Board whose term of office expires with this Annual Meeting and were elected to the Board by the Company’s stockholders at the Company’s Annual Meeting held on July 19, 2001. Mr. Howard, a representative of Steel Partners II, LP, the holder of approximately 19.9% of the outstanding Class A Common Stock of the Company at April 23, 2004, is standing for election to the 2007 Class of Directors instead of Howard K. Fuguet, a director of the Company since 1990, who has decided not to run for re-election. James Henderson, also a representative of Steel Partners, is standing for election to the Class of 2005 to fill the vacancy which will result from the retirement and resignation of John M. Nelson, a director of the Company since 1975, effective upon the date of the Annual Meeting. Messrs. Fuguet and Nelson are the directors of the Company with the longest period of service as directors. As required by the Company’s Certificate of Incorporation, the Board has designated that Mr. Howard be elected by the holders of Class A Stock and that Messrs. Held, Sharpe, III and Henderson be elected by the holders of Class A Stock and Class B Stock, voting together as a single class.

Information is furnished below with respect to the nominees for election to the 2007 Class and the 2005 Class, as well as the other Directors continuing in office.

Information is set forth below on the committees of the Board of Directors after giving effect to the merger of the Compensation and Nominating Committee with the Corporate Governance Committee on February 23, 2004. (The combined committee is now called the Nominating, Compensation and Corporate Governance Committee.) Prior to that date, the Company had a separate Compensation and Nominating Committee and a separate Corporate Governance Committee.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Sharpe, Held, Howard, and Henderson.

Name (Age) (Board Committee Membership)	Year First Elected a Director	Principal Occupation During Last Five Years and Directorships in Public Reporting and Other Companies

Nominees for Election to Office

Henry D. Sharpe, III (48) (Nominating, Compensation & Corp. Governance, Audit)	1992	From January 2004 to present, Manager, Dewhurst Solutions, LLC, a start-up developing technology for the golf industry; from January 2004 to present, Manager, Q-Labs Scientific Devices, LLC, a start-up developing medical products; from December 2003 to present, President, Bluewater Designworks, LLC, firm providing intellectual property design and development services; from March 2003 to present, Director & Vice President, Bridge Golf, Inc, a start-up developing technology for golf industry; from May 2001 to present, Director, Treasurer & VP, Strategic Development, Gamete Technology, Inc., a start-up cryopreservation business; from February 2003 to present, Director & Treasurer, Q-Labs, Inc., a start-up developing medical products; from April 1999 to 2003, Partner, Kondon & Associates LLC, a start-up incubator; pre-1998 to March 2003, co-founder and Technical Director, Design Lab, LLC, a multi-disciplinary product design firm specializing in development of new products.

Name (Age) (Board Committee Membership)	Year First Elected a Director	Principal Occupation During Last Five Years and Directorships in Public Reporting and Other Companies

J. Robert Held (65) (Nominating, Compensation and Corp. Governance)	1996	Currently a consultant to the computer industry; from 1988 to 1995, President, Chief Executive Officer, and a Director of Chipcom Corporation, a computer communications company; Currently a Director of: e-studio, a web casting business, ESI, a software company, Art Technology Group, a public (NASDAQ-listed) CRM company, and Azimuth Inc., a start-up in the wireless market.

Jack Howard (42)	—	From October 1993 to present, representative, Steel Partners II, LP; from 1996 to present, Director and from 1997, Vice President, Web Financial Corp., a commercial and consumer lender (public company); from December 2001 to present, Vice President and from May 1994, Director, Gateway Industries Inc., a database development and website design & development services firm (public company); from 1999 to present Director, Pubco Corp., a printing supplies & construction equipment manufacturer & distributor; from January 1989 to present, Principal, Mutual Securities, Inc., a registered broker-dealer.

James Henderson (46)	—	From March 2002 to present, Vice President, Steel Partners, Ltd., a management and advisory company; from August 1999 to March 2002, Vice President, Steel Partners Services, Ltd.; from November 2003 to present, President and COO and from September 2003 Vice President of Operations, WebFinancial Corporation, a commercial and consumer lender (public company); from January 2000 to present, Director, WebBank, an FDIC Insured Utah Industrial Loan Corp., from December 2001, President, Gateway Industries, Inc, a database development and website design & development services firm (public company); from January 2002, Director, SL Industries, Inc., a manufacturer and marketer of Power and Data Quality systems and equipment; from November 2003, Director, Del Global Technologies Corp., a manufacturer and marketer of medical imaging equipment & power conversion subsystems; from December 1999 and July 2002 until September 2003, a Director and acting CEO, respectively, of ECC International Corp. a manufacturer and marketer of computer controlled simulators for military weapons; from January 2001 to August 2001, President, MDM Technologies, Inc, a direct mail & marketing company; from October 1998 to June 1999, President and COO and various other positions, Aydin Corp.

Name (Age) (Board Committee Membership)	Year First Elected a Director	Principal Occupation During Last Five Years and Directorships in Public Reporting and Other Companies

Directors Continuing in Office

Terms Expiring in 2005

Roger E. Levien (69) (Nominating, Compensation and Corp. Governance)	1996	From May 1997 to present, Managing Partner, Levien Enterprises, a consulting business; July 1992 to April 1997, Vice President, Strategy and Innovation, Xerox Corporation, Stamford, CT, manufacturer of document and office technology equipment.

Terms Expiring in 2006

Richard M. Donnelly (59) (Executive, Nominating, Compensation and Corp. Governance)	1999	Currently a principal in the firm of Donnelly Associates, a consulting firm to manufacturing industries, and an industrial Partner in Ripplewood Holdings, private equity investors; from 1995 to 1998, President of General Motors Europe; Currently a Director of: Powerway, Inc., Oshkosh Truck Corp., and Capstone Turbine Corporation (NASDAQ-listed); and Chairman of the Board of Niles Parts Co. Ltd., Japan, a private company majority owned by Ripplewood Holdings, and AsahiTec, a publicly traded Japanese company majority owned by Ripplewood Holdings.

Kenneth N. Kermes (69) (Executive, Audit)	2000	Chairman of the Board of Directors of BNS Co. since May 2001; Since January 2004, Director of Major Gifts, Advancement Department of the University of Rhode Island; From April 2002 to January 2004, Vice President of Planning and Service Development, South County Hospital; from May 2001 to April 2002, Partner of SeaView Capital, a private equity firm; from 1999 to 2000, President and Chief Executive Officer of BNS Co.; from May 2000 to May 2001, Partner of SeaView Capital, a private equity firm; from 1998 to 1999, partner of Bay View Equity Partners, a private equity firm; from 1994 to 1998, Vice President for Business and Finance and Chief Financial and Administrative Officer, University of Rhode Island; from 1998 to date, Director, AT Wall, a metal stamping company; Currently, Director, Careside, Inc., a diagnostic equipment company.

Mr. Sharpe III is the son of Henry D. Sharpe, Jr., a former Chairman of the Board of Directors.

GENERAL INFORMATION

RELATING TO THE BOARD OF DIRECTORS

Organization and Meetings

The Board of Directors, which held one regular meeting and eight special meetings in 2003, maintains a standing Executive Committee, which since June 2002 has been composed of Messrs. Kermes, Chairman, Nelson, and Donnelly. This Committee has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 2003. The Board of Directors, which is comprised exclusively of non-employee Directors, also presently maintains standing committees on audit (“Audit Committee”) and corporate governance, compensation and board membership nominations (“Nominating, Compensation and Corporate Governance Committee”). Each of the Directors participated in 75% or more of the aggregate number of meetings of the Board and of the committees on which he is a member. The Board of Directors does not have a policy requiring attendance by the Directors at the Company’s Annual Meeting and attendance has varied, depending on whether the Board has a meeting scheduled for the Company’s offices on that day. Four directors attended the Company’s 2003 Annual Meeting.

Information is set forth below on the committees of the Board of Directors after giving effect to the merger of the Compensation and Nominating Committee with the Corporate Governance Committee on February 23, 2004. (The combined committee is now called the Nominating, Compensation and Corporate Governance Committee.) Prior to that date, the Company had a separate Compensation and Nominating Committee and a separate Corporate Governance Committee.

Audit Committee

The Audit Committee, since April 1, 2003 has been composed of Messrs. Kermes, Chairman, Sharpe III, and Nelson. The current members of the Audit Committee satisfy the independence requirements and other established criteria by the Boston Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that Mr. Kermes, Chairman of the Audit Committee, is an “audit committee financial expert.” The Committee recommends, for approval by the stockholders, the appointment of a firm of independent certified public accountants to audit the Company’s financial statements. The Audit Committee approves all audit and non-audit services provided by the Company’s independent auditor. The Audit Committee also meets with the independent accountants and the Company’s Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services, the range of audit and non-audit fees, any proposed changes in accounting policies, practices, or procedures, including those relating to the Company’s internal controls, and the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K and other related matters. The Board of Directors has adopted a written charter for the Committee, which was attached to the Company’s June 2001 Proxy Statement. The charter was subsequently updated and approved on April 8, 2003. This updated charter was attached as Annex C to the June 2003 Proxy Statement. The Committee also approved at its February 23, 2004 meeting a revised Code of Business Conduct and Ethics, which was adopted by the Board of Directors. A copy of the revised Code of Business Conduct and Ethics was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Audit Committee met six times in 2003. See “Audit Committee Report” below in this Proxy Statement.

Nominating, Compensation and Corporate Governance Committee

The Nominating, Compensation and Corporate Governance Committee was formed by the Board of Directors on February 23, 2004, when the Compensation and Nominating Committee and the Corporate Governance Committee were combined. The Nominating, Compensation and Corporate Governance Committee is composed of Messrs. Held, Chairman, Donnelly, Levien, and Sharpe III, each of whom is an independent director under the rules of the New York Stock Exchange. (The Boston Stock Exchange does not have rules defining the independence of the Committee members.) The purposes of the Nominating, Compensation and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii)

to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders, (iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and (iv) to discharge the Board’s responsibilities relating to the compensation of the Company’s executives and prepare an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement in accordance with the proxy rules. The Committee also performs a periodic review of salaries and compensation/benefit plans for the Executive Officers and other key management personnel of the Company and administers the Company’s 1999 Equity Incentive Plan and also administers the Amended Profit Incentive Plan. No awards were made under the PIP in 2002 or 2003. The Nominating, Compensation and Corporate Governance Committee Charter as adopted by the Board of Directors on February 23, 2004 is included as Annex C to this Proxy Statement.

The Nominating, Compensation and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating, Compensation and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of whether: (a) the nominee is an individual of the highest personal and professional integrity; (b) the nominee has substantial experience which is of particular relevance to the Company; (c) whether the nominee has sufficient time available to devote to the affairs of the Company; and (d) the nominee will be effective, in conjunction with the other directors, in collectively serving the interests of the stockholders.

The Nominating, Compensation and Corporate Governance Committee considers stockholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company’s By-laws. The Nominating, Compensation and Corporate Governance Committee will review and evaluate such stockholder nominations in the same manner as it evaluates all other nominees.

The Company’s By-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. A stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Secretary pursuant to the By-laws as described in “Stockholder Proposals for the Year 2005 Annual Meeting” in this Proxy Statement. Each notice must set forth: (i) the name, business and residential address, and age of the proposed nominee, (ii) the principal occupation or employment of the prospective nominee, (iii) the number of shares of the Company’s stock which are beneficially owned by the prospective nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the consent of each nominee to serve as a director of the Company if so elected. In addition, all nominations, other than nominations submitted on behalf of the incumbent Board of Directors, must be accompanied by a petition in support of such nomination signed by at least 100 record holders of shares of capital stock of the Company entitled to vote in the election of such directors, holding in the aggregate not less than 1% of the voting power of the shares of capital stock of the Company entitled to vote in the election of such director as of the date the petition is submitted.

Stockholders may make informal recommendations for nominees for directors by calling the Company’s Secretary at (401) 848-6310. Such recommedations are not entitled to the benefit of By-law procedures described above.

Messrs. Howard and Henderson, director nominees for the 2007 Class of Directors and the 2005 Class of Directors, respectively, were both recommended to the Board by Steel Partners II, LP which holds approximately 19.9% of the Company’s Class A Common Stock at April 23, 2004.

Prior to establishment of the Nominating, Compensation and Corporate Governance Committee, the Company had a Corporate Governance Committee and a Compensation and Nominating Committee, both of which were dissolved when the Nominating, Compensation and Corporate Governance Committee was formed.

During 2003 the members of the Corporate Governance Committee were Messrs. Nelson, Chairman, Fuguet, Sharpe III, and Levien. The purpose of the Corporate Governance Committee was to consider matters concerning the composition and performance of the Board and its relationship to management and other corporate governance matters, including those relating to the existence of the Company as an independent company or which otherwise might affect the control of the Company. The Corporate Governance Committee did not meet in 2003.

During 2003 the members of the Compensation and Nominating Committee were Messrs. Held, Chairman, Levien, and Donnelly. The purpose of the Compensation and Nominating Committee was to perform a periodic review of salaries and compensation/benefit plans for the Executive Officers and other key management personnel of the Company and administer the Amended Profit Incentive Plan and the 1999 Equity Incentive Plan. In addition the Compensation and Nominating Committee was responsible for recommending to the Board of Directors nominees who are proposed for election as directors. The Compensation and Nominating Committee met two times in 2003.

On April 8, 2003 the Board voted to pay the Director Retainer for the Year 2003 by an award of 5,000 restricted shares of Class A Stock granted under the 1999 EIP to each director in office on January 1, 2003. On February 23, 2004, the Board voted to pay, as payment of the Director Retainer Fee for the year 2004, an award of 1,000 restricted shares of Class A stock, granted under the 1999 EIP, plus $15,000 in cash to each director in office on January 1, 2004. No additional retainer was paid to directors who are Chairpersons of a Committee. Pursuant to a vote of the Board of Directors, for attendance at meetings, each Director receives a fee of $750 for each Board meeting attended and $500 for each Committee meeting attended as well as a fee of $375 for each teleconference Board meeting, and $250 for each teleconference Committee meeting, which lasted more than one-half hour in duration.

Stockholders wishing to communicate with the Company’s Board of Directors as a whole or with certain directors, including committee chairpersons or the Chairman of the Board, individually, may do so by writing the Corporate Secretary at the Company’s headquarters at 25 Enterprise Center, Suite 103, Middletown, Rhode Island 02842. Each stockholder communication should include an indication of the submitting stockholder’s status as a shareholder of the Company and eligibility to submit such communication. Each such communication will be received for handling by the Corporate Secretary, who will maintain originals of each communication received and provide copies to (i) the Chairman and (ii) any other appropriate committee(s) or director(s) based on the expressed desire of the communicating shareholder and content of the subject communication. The Corporate Secretary also will coordinate with the Chairman to facilitate a response, if it is believed that a response is appropriate or necessary, to each communication received. The Nominating, Compensation and Corporate Governance Committee will review all stockholder communications received on a periodic basis. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

Certain Relationships and Related Transactions

The law firm of Ropes & Gray LLP, Boston, Massachusetts, of which Mr. Fuguet, currently a director of the Company, is a partner, has provided legal services to the Company since 1957.

The Company is party to an agreement with Michael Warren Associates, Inc. concerning the compensation of Mr. Warren. See “Employment, Severance, and Other Agreements: Michael Warren Agreement” below.

Messrs. Howard and Henderson, who have been nominated to be elected as directors at the 2004 Annual Meeting, were recommended to the Board of Directors by Steel Partners II, L.P.

Compensation Committee Interlocks and Insider Participation

During the year 2003, decisions with respect to the compensation of the Company’s Executive Officers were made by the Compensation and Nominating Committee. During the year 2003, the Compensation and Nominating Committee consisted of Messrs. Held, Chairman, Donnelly and Levien. No member of the Compensation Committee was an officer of the Company nor is any officer of the Company a member of the compensation committee (or similar body) for any employer of the Company’s Compensation and Nominating Committee members.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee of the Board of Directors (the “Committee”) presents its report on executive compensation for the year 2003.

The Committee

The Committee, which is composed of outside Directors who have no interlocking relationships within the meaning of regulations of the Securities and Exchange Commission, is responsible for reviewing the Company’s overall executive compensation program, reviewing the compensation of the Executive Officers, and administering the bonus and stock-based incentive plans and certain retirement plans to ensure that pay levels, incentive opportunities, and projected retirement benefits are competitive and, of equal importance, appropriately reflect the performance of the Company. The components of the compensation program for executives are described below.

After the resignation in January 2002 of the executive in charge of the Company’s development-stage software subsidiary, Xygent Inc., the Company had only one Executive Officer, Andrew C. Genor, its President, CEO and CFO, until December 20, 2002, when Michael Warren replaced Andrew Genor as CFO.

On January 24, 2003 Michael Warren replaced Andrew C. Genor as President and CEO. Also, after the sale of the Company’s interest in Xygent in late August 2002, the number of employees of the Company on a consolidated basis was reduced to five (plus Mr. Warren as a consultant), down from 44. The number of employees has subsequently been reduced to two, one of whom is part-time, and outside consultants, including Mr. Warren.

Compensation Philosophy

The Committee’s guidelines for compensation decisions were guided by the following principles:

•	To provide a competitive total compensation package that enables the Company, which was earlier substantially reduced in size on April 27, 2001 upon the sale of its Metrology Business to Hexagon, and again in August 2002 upon the sale of the Company’s interest in Xygent, to attract and retain the key executive talent needed to accomplish its changed corporate goals.

•	To integrate compensation programs with the Company’s annual and long-term business objectives and strategy in order to focus executive behavior on the fulfillment of those objectives.

•	To provide variable compensation opportunities that are directly linked with the performance of the Company and that significantly align executive remuneration with the interests of the stockholders.

In addition, the Committee also considers, in implementing its decisions, the impact of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), which in certain circumstances disallows annual compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other payments or forms of compensation. The Committee has determined that the Corporation’s incentive awards that will be subject to Section 162(m) should be made, to the extent practicable, on a basis that ensures that the Corporation will be entitled to full deductibility under Section 162(m). However, no such incentive awards were made for the year 2002 or the year 2003. The Committee has recognized that payments made after the April 2001 sale of the Metrology Business under the 1999 Change-in-Control Agreements with various executives were subject to Section 280G of the Code and, to the extent therein provided, not deductible to the Company. To resolve a compensation/severance dispute, payments were made to Mr. Genor upon his resignation in January 2003 and his 1999 Change-in-Control Agreement was terminated.

Compensation Program

Base Salary.    The factors considered in determining the appropriate base salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives and general salary ranges for comparable positions at similar size companies or divisions within the industry. Each Executive Officer’s salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall results. Base salary for Mr. Genor, who was CEO up to January 24, 2003, was kept at the same level for January 2003 as in 2002 and 2001. Mr. Warren’s base salary as CFO, and also President and CEO since January 24, 2003, has been set at $180 per hour and amounted to $201,524 for the year 2003.

Annual Incentive Compensation.    No awards have been paid in 2002 or 2003 under the Company’s Amended Profit Incentive Plan (“PIP”).

In 2003, the Compensation and Nominating Committee approved an incentive compensation arrangement for Mr. Warren, the President, CEO and CFO, keyed to completion of the sale of the Rhode Island Property (which closed in August 2003) and incentive compensation keyed to the sale of the Heathrow, United Kingdom Property, which is now under a Purchase and Sale Agreement, as described in Proposal 1 of this Proxy Statement. Subsequent to the sale of the Rhode Island Property, Mr. Warren received a payment of $404,000. The terms of these arrangements are described under “Employment, Severance and Other Agreements—Michael Warren Agreement” in this Proxy Statement.

Long-Term Incentive Awards

Stock Options.    Stock options, restricted stock, and other stock-based awards may be granted under the Corporation’s 1999 Equity Incentive Plan (which was approved by the stockholders on April 30, 1999). This Plan provides incentive to executives and other employees and other persons who are in a position to contribute to the success of the Company, including members of the Board of Directors of the Company, by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation’s stockholders. No stock options were granted in 2003. The only stock awards made in 2003 were the grant of an aggregate of 35,000 “restricted” shares (5,000 shares per director) of Class A Common Stock, under the 1999 Equity Incentive Plan, to directors in payment of their retainer fee for the year 2003.

Other Plans.    The Company terminated, effective June 2003, the BNS Co. Savings and Retirement Plan, a 401(k) plan for U.S. employees, and has ceased making any employer contributions to the Plan. The Company has made an application to the Internal Revenue Service to approve termination and liquidation of the Plan. The Company has no other incentive or retirement plans or contracts.

Change-in-Control Agreements.    In 1999, the Company entered into Change-in-Control Agreements (“CIC Agreements”) with the senior officers of the Company, which provided for certain payments and benefits to the officer in the event of the termination of the officer’s employment with the Company in certain circumstances following a change in control of the Company. After January 24, 2003 no CIC Agreements remained in effect. One of the provisions of Mr. Warren’s incentive compensation arrangement is that, upon a change in control of the Company, as described below under “Employment, Severance and Other Agreements—Michael Warren Agreement” in this Proxy Statement, Mr. Warren will be entitled to certain payments depending on the timing and structure of the change in control.

Compensation of Chief Executive Officer

A consulting arrangement for the services of Michael Warren, who became CFO in December 2002 and became President and CEO on January 24, 2003, was amended and restated by the Committee as of January 24, 2003 and was further amended effective April 8, 2003 and November 3, 2003, in each case upon recommendation of the Committee. Subsequent to year-end 2003, the consulting arrangement was extended through December 31, 2004, upon recommendation by the Committee. These provisions are described under “Employment, Severance and Other Agreements—Michael Warren Agreement” in this Proxy Statement.

As noted above, with respect to Andrew C. Genor, who was President through January 24, 2003, his base salary continued at the 2002 and 2001 level of $243,000, and he continued to participate in the SARP. On January 27, 2003, Mr. Genor received certain payments and benefits, to resolve a severance/compensation dispute, and his CIC Agreement was terminated, as described in “Employment, Severance, and Other Agreements—Change-in-Control Agreements” in this Proxy Statement.

John Robert Held, Chairman

Richard M. Donnelly

Roger E. Levien

February 20, 2004

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished the following report on its activities:

The Audit Committee is composed of three Directors, all of whom satisfy the independence requirements and other established criteria by the Boston Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that Mr. Kermes, Chairman of the Audit Committee, is an “audit committee financial expert.”

The Audit Committee acts under a written charter, adopted by the Board of Directors. A copy of this Charter was filed with the June 2001 Proxy Statement. The Charter was updated to comply with current rule changes on April 8, 2003 and was attached as Annex C to the June 2003 Proxy Statement.

Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. In this regard, it helps to ensure the independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the independent auditors and financial management and consultants and other management personnel have unrestricted access to the Committee.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives.

The Committee reviewed the audited financial statements in the Annual Report on Form 10-K for 2003 with management and the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Audit Committee has received from the Company’s auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence from the Company and its management.

The following table presents fees paid by the Company for professional services rendered by Ernst & Young LLP for the fiscal years 2003 and 2002. Certain amounts for fiscal 2002 have been reclassified to conform to the 2003 presentation.

Fee Category	Fiscal 2003 Fees	Fiscal 2002 Fees
Audit Fees	$88,000	$145,915
Audit-Related Fees	8,000	30,000
Tax Fees	0	22,096
All Other Fees	0	0

Total Fees	96,000	198,011

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plans audits and consultations concerning financial accounting and reporting matters not classified as audits.

Tax Fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees were for services other than the services reported above. There were no fees paid to Ernst & Young in either 2003 or 2002 related to other services.

No fees were paid to Ernst & Young for financial information systems design or implementation services during 2003 or 2002.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Committee.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and reviewed significant legal contingencies and developments. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee also reviewed the Company’s compliance program. Six Committee meetings were held during the year 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission. The Committee also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for the year 2004.

Kenneth N. Kermes, Chairman

John M. Nelson

Henry D. Sharpe, III

February 23, 2004

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I.    Security Ownership of Certain Beneficial Owners

Set forth below, as of April 23, 2004 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company’s voting securities.

Name and Address of Beneficial Owner	Title of Class of Common Stock	Amount and Nature Of Beneficial Ownership		Percent Of Class	Percent of Combined Voting Power
		Direct	Indirect
Steel Partners II, L.P.(1) 590 Madison Avenue, 32nd Floor New York, NY 10022	Class A Class B	597,057 —	— —	19.9 —	18.1 —

Warren G. Lichtenstein(1) Chairman, CEO, and Secretary Steel Partners, L.L.C. 590 Madison Avenue, 32nd Floor New York, NY 10022	Class A Class B	— —	597,057 —	19.9 —	18.1 —

Jack Howard(1) Representative of Steel Partners II, L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022	Class A Class B	— —	600 —	* —	* —

James Henderson(1) Vice President, Steel Partners, Ltd. 590 Madison Avenue, 32nd Floor New York, NY 10022	Class A Class B	— —	— —	— —	— —

Ingalls & Snyder LLC(2) 61 Broadway New York, NY 10006	Class A Class B	282,260 —	— —	9.4 —	8.5 —

William Reed Simmons, Managing Director of Ingalls & Snyder LLC(2) 61 Broadway New York, NY 10006	Class A Class B	262,260 —	— —	8.7 —	7.9 —

Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	Class A Class B	182,688 —	— —	6.1 —	5.5 —

Couchman Partners, L.P.(4) c/o Hedge Fund Services (BVI) Limited Skelton Building, 2nd Floor Road Town, Tortola British Virgin Islands	Class A Class B	439,000 —	— —	14.6 —	13.3 —

Jonathan Couchman(4) Couchman Capital LLC 800 Third Avenue, 31st Floor New York, NY 10022	Class A Class B	— —	439,000 —	14.6 —	13.3 —

Henry D. Sharpe, III(5) 471 Carpenter Lane Saunderstown, RI 02874	Class A Class B	47,826 10,608	— —	1.6 35.4	1.4 3.2

Douglas Sharpe(5) 401 Silver Hill Road Concord, MA 01742	Class A Class B	19,451 6,487	— —	* 21.7	* 2.0

Sarah Sharpe(5) 680 Sudbury Road Concord, MA 01742	Class A Class B	19,460 6,491	— —	* 21.7	* 2.0

*	less than one percent (1%)
(1)	Steel Partners II, L.P., a Delaware limited partnership whose principal business is investing in the securities of small cap companies, has sole voting and dispositive power and is deemed to have beneficial ownership of the reported shares. Steel Partners, L.L.C., is a Delaware limited liability company whose principal business is acting as the general partner of Steel Partners II, L.P. Warren G. Lichtenstein is the Chairman, CEO, Secretary and the sole executive officer and managing member of Steel Partners L.L.C. By virtue of his relationships with these partnerships and Steel Partners L.L.C.’s relationship with Steel Partners II, L.P., both are deemed to have beneficial ownership of the reported shares. Mr. Lichtenstein also has sole voting and dispositive power over the reported shares. As representatives of Steel Partners II, L.P., Messrs. Howard and Henderson may be deemed members of the Section 13(d) reporting Group. Mr. Howard, who has sole voting and dispositive power over his 600 shares, holds them through JL Howard, Inc., an entity controlled by Mr. Howard, which may also be deemed a member of the Group. Messrs. Howard and Henderson claim no voting or dispositive power over the Steel Partners II, L.P. shares.
(2)	Ingalls & Snyder LLC (“I&S”), a registered broker-dealer and investment advisor, is deemed to have beneficial ownership over the aggregate 282,260 shares reported, which are comprised of 41,000 shares held in the accounts of William Reed Simmons (who is a Managing Director of I&S) and certain members of his immediate family and 241,260 shares held in the accounts of I&S customers which I&S has discretionary authority. Mr. Simmons may be deemed to be the beneficial owner of 262,260 shares, which are comprised of the 41,000 shares mentioned above and 221,260 shares held in accounts of I&S customers which he has discretionary authority over. I&S has sole voting and dispositive power over 20,000 shares and has shared dispositive power over 262,260 shares. Mr. Simmons has sole voting and dispositive power over 41,000 shares and has shared dispositive power over 221,260 shares.
(3)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, has sole voting and dispositive control over and is deemed to have beneficial ownership of the reported shares, all of which shares are held in portfolios of various registered investment companies and trusts, all of which Dimensional Fund Advisors Inc. serves as investment manager or advisor. Dimensional disclaims beneficial ownership of all such shares.
(4)	Couchman Partners, L.P., a British Virgin Islands limited partnership has sole voting and dispositive power and is deemed to have beneficial ownership of the reported shares. Couchman Capital LLC is a Delaware limited liability company and the general partner of Couchman Partners. Jonathan Couchman is the sole member of the Management Board of Couchman Capital. By virtue of their relationships with Couchman Partners, both Couchman Capital and Mr. Couchman are deemed to have beneficial ownership of and sole voting and dispositive power over the reported shares.
(5)	Various members of the family of Henry D. Sharpe, Jr. (father of Henry D. Sharpe, III) beneficially own an aggregate of 110,331 shares of common stock of the Company comprised of 86,741 shares of Class A Stock and 23,590 shares of Class B Stock of the Company. These holdings amount in the aggregate to 2.9% and 78.8%, respectively, of each class of stock and represent collectively 9.8% of the combined voting power of the Class A Stock and Class B Stock. These shares are comprised of (a) 47,826 shares of Class A Stock and 10,608 shares of Class B Stock beneficially owned by Henry D. Sharpe, III; (b) 19,451 shares of Class A Stock and 6,487 shares of Class B Stock held by the Douglas Boyd Sharpe Revocable Trust; (c) 19,460 shares of Class A Stock and 6,491 shares of Class B Stock held by the Sarah Sharpe Revocable Trust; (d) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Henry D. Sharpe, Jr. Revocable Trust; and (e) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Peggy Sharpe Revocable Trust. The shares held by the various individual family members or, in some cases, within the various family trusts relating to a single family member are owned by the respective individual family members or in trusts as to which each such individual family member has sole voting power and dispositive power.

II.    Security Ownership of Management

The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Class A Stock and Class B Stock as of April 23, 2004 by the Directors (including those directors who are not standing for re-election or resigning effective with the Annual Meeting), the nominees who are not currently directors, and the Executive Officers and all Directors and Executive Officers (including Mr. Genor who was the Chief Executive Officer until January 24, 2003) as a group.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent Of Class	Percent of Combined Voting Power
		Direct	Indirect

Henry D. Sharpe, III(1)	Class A Class B	47,826 10,608	— —	1.6 35.4	1.4 3.2

John M. Nelson(2)	Class A Class B	46,800 —	— —	1.6 —	1.4 —

Howard K. Fuguet(2)	Class A Class B	17,000 —	— —	* —	* —

J. Robert Held	Class A Class B	17,800 —	— —	* —	* —

Roger E. Levien	Class A Class B	17,200 —	— —	* —	* —

Richard A. Donnelly	Class A Class B	16,000 —	— —	* —	* —

Kenneth N. Kermes	Class A Class B	46,000 —	— —	1.5 —	1.4 —

Jack Howard(3)(4)(5)	Class A Class B	— —	600 —	* —	* —

James Henderson(3)(5)	Class A Class B	— —	— —	— —	— —

Michael Warren	Class A Class B	— —	— —	— —	— —

Andrew C. Genor	Class A Class B	113,000 —	— —	3.8 —	3.4 —

All Directors, nominees for Directors and Executive Officers (as a Group 11 persons)	Class A Class B	321,626 10,608	600 —	10.7 35.4	9.8 3.2

*	Less than one percent (1%)
(1)	See Footnote (5) I. Security Ownership of Certain Beneficial Owners.
(2)	Mr. Fuguet is not standing for re-election. Mr. Nelson is resigning effective with the Annual Meeting.
(3)	Nominees for Director to be elected at the 2004 Annual Meeting.
(4)	Mr. Howard’s shares are held through a holding company, JL Howard Inc., but he has sole voting authority over the shares.
(5)	Messrs. Henderson and Howard along with JL Howard, Inc. may be deemed to be members of a Section 13(d) group comprised of Steel Partners II, L.P., Steel Partners L.L.C. and Warren G. Lichtenstein. The ownership of Steel Partners II, L.P. of shares of Common Stock of the Company as well as the ownership of Mr. Lichtenstein of shares of Common Stock of the Company is set forth in the “Security Ownership of Certain Owners” table above.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of Forms 3, 4 and 5 furnished to the Company since January 1, 2003, the Company believes that all officers and directors required to file Forms 3, 4 and 5 have filed on a timely basis with respect to transactions reportable for the year 2003.

STOCK PERFORMANCE GRAPH

Trading of the Company’s Class A Stock on the New York Stock Exchange ceased on Friday, February 8, 2002. Since Monday, February 11, 2002, the Company’s Class A Stock has been traded on the OTC Bulletin Board and listed on the Boston Stock Exchange. Prior to the sale of the Company’s Metrology Business to Hexagon on April 27, 2001, the Company was engaged in the design, manufacture and sale of precision measuring tools and instruments and manual and computer controlled measuring machines. The Company, through its Xygent Inc. subsidiary, had been engaged in the business of developing measuring software until the sale of the Company’s remaining 77% ownership interest in Xygent to a subsidiary of Hexagon in August 2002. BNS is now a real estate management company deriving revenues from the gravel extraction and landfill operation on the land owned in the United Kingdom.

Prior to 2003 the Company’s stock performance had been compared to the Standard and Poor’s 500 Stock Index (which used to include the Company’s stock) and the Standard & Poor’s Industrial Machinery Index (which related to the Company’s business prior to August 2002). Because the Company since August 2002 is in the business of managing real estate and is no longer contained within the Standard and Poor’s 500 Stock Index, we believe that these indexes are no longer appropriate. The NASDAQ Stock Index is more comparable to the OTC Bulletin Board on which the Company’s stock is traded and the NAREIT Composite Index (which is composed of publicly traded REIT securities) relates more closely to the Company’s current business.

Therefore, the following graphs set forth information comparing the cumulative total return to holders of the Company’s Class A Stock over the Company’s last five fiscal years beginning at the market close on the last trading day before the beginning of the Company’s fifth preceding fiscal year (the “Measuring Period”) with the NASDAQ Stock Index and NAREIT Composite Index. The graph assumes $100 invested in December 31, 1998 in Company Class A common stock and $100 invested at the same time in each of the indexes shown and assumes that all dividends are reinvested. Future comparative indexes may differ from the indexes used in the graphs below.

	12/98	12/99	12/00	12/01	12/02	12/03
BNS CO.	100.00	26.56	60.94	18.40	20.35	45.56
NASDAQ STOCK MARKET (U.S.)	100.00	186.20	126.78	96.96	68.65	108.18
NAREIT COMPOSITE	100.00	93.52	117.74	135.99	143.08	198.12

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation during each of the Company’s last three fiscal years of Andrew C. Genor, who served as President and Chief Executive Officer from May 1, 2001 to January 24, 2003, and Michael Warren, the current President, Chief Executive Officer and Chief Financial Officer. Mr. Genor was succeeded by Michael Warren as the Company’s President and Chief Executive Officer on January 24, 2003. Mr. Warren is not an employee but joined the Company first as a consultant and then as its CFO in December 2002 and did not earn $100,000 from the Company in that year. Mr. Warren’s compensation is set forth in the table and detailed under “Employment, Severance and other Agreements” elsewhere in this Proxy Statement. Any compensation reported in one year is not reported as compensation for a subsequent year. In particular, any compensation accrued with respect to one year is not reported a second time in the year that such compensation is paid.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation($)
Michael Warren President, CEO, and CFO(1)	2003 2002 2001	201,524 10,980 —	404,000 — —	— — —	— — —	— — —	— — —	— — —

Andrew C. Genor Former President and CEO(2)(3)(4) (5)(6)	2003 2002 2001	28,038 243,000 243,000	— — —	— — —	— — —	— — —	— 513,488 1,200,000	72,725 — 2,050,974

(1)	Mr. Warren acts as a consultant pursuant to the Consultant Agreement between Michael Warren Associates, Inc. and the Company. Column (c) represents his consulting fees for 2002 and 2003. Column (d) represents incentive compensation payments made as a result of the sale of the Company’s Rhode Island property.
(2)	From May 1, 2001 to January 24, 2003, Mr. Genor was President and Chief Executive Officer of the Company. He was also Vice President and Chief Financial Officer from November 1998 to December 2002. Column (i) includes for 2001 an amount of $13,784 for the year-end contributions to Mr. Genor’s account in the BNS Co. Savings and Retirement Plan (“SARP”) and the amounts referred to in Footnote 4. No year-end SARP contributions were made for 2002 or 2003 to any employees. Column (i) also includes a payment in 2001 of $1,937,503 under the Senior Executive Supplemental Umbrella Pension Plan (“Umbrella SERP”), which was paid as the result of the change in control of the Company; and a $95,487 payment triggered by a change in control of the Company. As a result of the change in control of the Company, Mr. Genor received a payment of $13,760 under the Supplemental Executive Retirement plan (“SERP”) , which amount is not included in Column (i) because such amount was credited to Mr. Genor’s account in a prior year. Both the SERP and Umbrella SERP have been terminated.
(3)	On February 23, 1996, the Board of Directors approved the Brown & Sharpe Key Employees’ Long-Term Deferred Cash Incentive Plan (“LTDCIP”). No award credits under the LTDCIP were earned by Mr. Genor for 2001. In 2001, Mr. Genor received a payment in the amount of $4,246 based on the award credits which had been accrued in previous years and were paid in connection with the change in control of the Company. These payments are not included in Column (i).
(4)

Column (i) includes for 2001 an amount of $4,200 for Mr. Genor for payment of insurance premiums by the Company for split-dollar term life insurance for the benefit of Mr. Genor, who did not have any interest in either the cash surrender value of such policy or refunded premium in the event of termination of such policy. The insurance policy was subsequently cancelled in 2003, and a refund of $5,401 on the surrender of this policy was issued to the Company.
(5)	Column (h) represents for 2002 and 2001 amounts of $513,488 and $1.2 million, respectively, accrued for Mr. Genor with respect to a compensation agreement which was in the process of being finalized. In January 2003 Mr. Genor received a compensation/severance payment of $1.6 million and was entitled to approximately $.1 million of future payments (as described in detail under “Employment, Severance, and Other Agreements” elsewhere in this Proxy Statement), which has already been paid.
(6)	Column (i) represents for 2003 amounts paid, pursuant to his January 27, 2003 Agreement with the Company, for consulting fees and health benefits.

Option/SAR Grants

Under provisions of the Company’s 1999 Equity Incentive Plan, which was approved by the stockholders on April 30, 1999 (the “1999 EIP”), a variety of stock and stock based awards, performance cash awards and related benefits, including stock options, both qualified incentive and non-qualified options, and stock appreciation rights (“SARs”), may be awarded to Executive Officers, other key employees of the Company and its subsidiaries, and Directors. No SARs or options were awarded to any person under the 1999 EIP in 2003. In April 2002, an aggregate of 75,715 shares of restricted stock were awarded to Directors in payment of the retainer fee for April 2001 through December 2002. On April 8, 2003, an aggregate of 35,000 shares of restricted stock were awarded to Directors in payment of the Director Retainer Fee for the 2003 year. On February 23, 2004, an aggregate of 7,000 shares of restricted stock were awarded to directors in partial payment of the retainer fee for the 2004 year.

The restricted shares granted in 2002 vested on July 18, 2003; and the restricted shares granted in April 2003 are subject to forfeiture and do not vest until the Director has continuously served as a director through July 21, 2004 except that the forfeiture restrictions shall lapse and the shares shall vest immediately prior to termination of service as a director on account of death or disability or upon dissolution, including a merger or sale of assets or other business combination which constitutes the acquisition of control of the Company, or adoption of a plan of liquidation or, if earlier, on the day following distribution to stockholders of all or any part of the proceeds of the sale of the Company’s U.K. Property or of its U.K. Subsidiary holding the property. The restricted shares granted on February 23, 2004 are subject to forfeiture and do not vest until the Director has continuously served as a director through April 30, 2005 except that the forfeiture restrictions shall lapse and the shares shall vest immediately prior to termination of service as a director on account of death or disability or, if earlier, on the day immediately prior to the happening of certain events, namely, a merger or other business combination or other change in control transaction, dissolution or filing by the Company under the bankruptcy laws. Prior to vesting or forfeiture of the restricted shares, Directors are entitled to receive dividends and to vote the shares.

Aggregated Option Exercises and Fiscal Year-End Values

There are no outstanding options being held and no options were exercised by the named Executive Officers at fiscal year end 2003. No SARs were ever granted.

Retirement Plans

At February 23, 2004, the Company had no retirement plans or arrangements calling for payments under employment agreements, severance agreements or Change-in-Control payments other than Mr. Genor’s Change-in-Control agreement (described below), which was paid out and terminated in January 2003, the Agreement with Mr. Warren dated as of January 24, 2003, as amended, as described below, and employment agreements with persons that are not executive officers.

Employment, Severance, and Other Agreements

Michael Warren Agreement

From December 1 to December 20, 2002, Michael Warren, and his firm Michael Warren Associates, Inc., was engaged as a management consultant to the Company pursuant to the terms of his November 20, 2002 engagement letter. Mr. Warren became Vice President and Chief Financial Officer effective December 20, 2002 and, in addition, was elected President and Chief Executive Officer effective January 24, 2003. Under the Agreement, Mr. Warren provides general management consulting services, serves as President, CEO and CFO and such duties as may from time to time be agreed upon Mr. Warren’s compensation is based on the terms of his Consultant Agreement, which was amended on January 24, 2003, April 8, 2003, November 3, 2003 and February 23, 2004 (the “Warren Agreement”). The term of the Warren Agreement is through December 31, 2004. Per the Agreement, Mr. Warren’s compensation is based on a rate of $180 per hour. Under the Warren Agreement, Mr. Warren received a $404,000 incentive payment in connection with the sale of the Company’s Rhode Island Property on August 26, 2003.

In the event that the Company’s U.K. Subsidiary is sold (as described in Proposal 1 of this Proxy Statement), Mr. Warren will be entitled to an incentive compensation at the rate of 1½% of the final sales price. In the event prior to May 31, 2004 the Company elects to pursue a merger or other business combination and subsequently does not sell the U.K. Subsidiary prior to such merger (or the abandonment of such merger), but in any event no later than May 31, 2004, Mr. Warren will be entitled to an incentive compensation at the rate of 1½% of the highest offer price in a Memorandum of Sale satisfactory to the Board of Directors.

If the Company closes on the sale of the U.K. Subsidiary and then consummates a merger, sale of all assets or other business combination in which stockholders owning at least 50% of the Company prior to such transaction do not control the Company after such transaction, and the merger or other business transaction is closed by May 31, 2004, then Mr. Warren shall receive incentive compensation in the amount described above with respect to the sale of the U.K. Subsidiary (unless previously paid), plus an amount equal to $200,000 for such merger with a merger price not less than $5.00 per outstanding share or equal to $175,000 for such merger with a merger price of under $5.00 per outstanding share.

If the Company decides not to close on the sale of the U.K. Subsidiary and then consummates a merger or business combination, Mr. Warren shall be paid incentive compensation with respect to such merger or other business combination in an amount equal to that described in the paragraph above (either $200,000 or $175,000), plus whatever is due Mr. Warren in respect of negotiation of the sale of the U.K. Subsidiary as described above.

In the event of Mr. Warren’s termination for reasons other than for “cause”, whether or not after a Change-in-Control of the Company involving the sale or transfer of more than 50% of the stock of the Company, Mr. Warren will receive payment of an amount, to be paid in six monthly installments, equal to the aggregate of his hourly billing for the lesser of (i) the billing in respect of the six months preceding such termination or (ii) billing for 600 hours at the then-current hourly rate provided that this payment provision shall not be applicable if Mr. Warren previously has received or will receive any additional incentive fees as described above. The Warren Agreement is terminable immediately for “cause”, as defined in the Warren Agreement.

Change-in-Control Agreements

The Company had a Change-in-Control (“CIC”) agreement, dated August 31, 1999, with Mr. Genor, which provided for certain payments and benefits to Mr. Genor only upon a termination of his employment by the Company without cause or termination by Mr. Genor for “good reason” (as defined), in the event either such termination occurred after a “change-in-control” in the Company (as defined). Under such agreement, Mr. Genor was entitled to a severance payment of an amount equal to twice the sum of his base salary and specified bonus at the highest levels during the five-year period then preceding a change-in-control or termination, an additional severance payment equal to the annual levels in effect prior to the change-in-control (or termination), of the contributions, credits, and other benefits that Mr. Genor was receiving under the Company’s various retirement and long-term incentive plans and the continuation for a two-year period of the Company’s health and life insurance benefits at the levels in effect immediately prior to the change-in-control or termination. These payments and benefits would be reduced to the extent necessary to preserve their deductibility to the Company for federal income tax purposes and to avoid imposition of any “excess parachute payment” taxes under the Internal Revenue Code. Termination by Mr. Genor for good reason after a change-in-control included a reduction by the Company in Mr. Genor’s base salary or the Company’s failure to continue the compensation, retirement, and benefit plans at the levels at which Mr. Genor was participating immediately prior to the change-in-control, the assignment of duties inconsistent with his status as a senior executive officer, or other adverse alteration in the nature or status of his responsibilities.

During May 2001 through December 2002, the Company had certain arrangements with Mr. Genor which were not then finalized, relating to payments under his CIC Agreement as well as his compensation as Chief Executive Officer of the Company and, since January 2002, also as Chief Executive Officer of its controlled subsidiary Xygent. While all the details of these arrangements had not been finalized, certain provisions of the arrangement have been agreed upon which resulted in the Company recording a charge of $1.2 million in the third quarter of 2001 and $513,488 in 2002.

Pursuant to an Agreement and Release signed January 27, 2003 (which settled a dispute over the amount due) and a payment (less withholdings) pursuant thereto made to Mr. Genor and the provisions for insurance benefits and consulting services described below, this CIC Agreement was terminated and all of Mr. Genor’s rights thereunder released. Substantially all of the amount paid to Mr. Genor had been accrued on the Company’s books at December 31, 2002. Mr. Genor was serving as a consultant to the Company at the rate of $10,000 per month up to July 2003, and, as generally contemplated by the CIC Agreement, the Company is obligated to make payments to Mr. Genor specified in the Agreement and Release for medical, dental and life insurance premiums for the years 2003 and 2004. All amounts due pursuant to this Agreement and Release were accrued on the Company’s books at December 31, 2002. The total accrual related to the above amount at December 31, 2002 amounted to $1.7 million.

PROPOSAL 3

RATIFICATION OF APPOINTMENT

OF

INDEPENDENT ACCOUNTANTS

Following appointment by the Audit Committee, the Board of Directors has confirmed the appointment of Ernst & Young LLP, who has acted as the Company’s independent accountants since January 1, 1995, as the Company’s independent accountants for fiscal year 2004, subject to approval by the stockholders. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee and the Board of Directors will consider the selection of another accounting firm to serve as the Company’s independent accountants. Neither Ernst & Young LLP nor any of its partners have any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants will require the affirmative vote of the holders of shares of Class A Stock and Class B Stock, voting together as a single class, representing a majority of the combined votes cast on the proposal.

The Board of Directors unanimously recommends a vote FOR the proposal to appoint Ernst & Young LLP as the Company’s independent accountants for the 2004 fiscal year.

OTHER MATTERS

If sufficient votes in favor of Proposal 1 are not received by the time scheduled for the persons named as proxies may propose one or more adjournments of the BNS Co. Annual Meeting for a period of not more than 30 days to permit further solicitation of proxies relating to Proposal 1. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of Proposal 1. They will vote against any such adjournment those proxies which direct them to vote against Proposal 1. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the question in person or by proxy at the session of the BNS Co. Annual Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by BNS Co.

It is not expected that any matters other than those in the Notice of Annual Meeting, as described in this Proxy Statement, will be brought before the BNS Co. Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the BNS Co. proxy to vote the proxies in accordance with the discretion of the persons named in such proxy.

INDEPENDENT AUDITORS

The consolidated financial statements of the Company at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information by referring you to documents previously filed with the SEC. The information incorporated by reference is considered a part of this Proxy Statement, and any later information that we file with the SEC will automatically update and, to the extent applicable under the circumstances, supersede this information.

We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC between the date of this Proxy Statement and the date of the BNS Co. Annual Meeting. The documents we incorporate by reference are:

BNS Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended.

These documents and any other documents incorporated by reference may be obtained from the SEC, including by means of the SEC home page on the internet (See “Available Information” below). Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone from us as follows:

BNS Co.

25 Enterprise Center

Suite 103

Middletown, RI 02842

Attention: Elisa DePina, Secretary

Phone Number: (401) 848-6310

STOCKHOLDER PROPOSALS FOR THE YEAR 2005 ANNUAL MEETING

All stockholder proposals intended to be submitted at the Company’s 2005 Annual Meeting must be received by the Secretary of the Company on or before January 7, 2005, in order to be considered for inclusion in the Company’s proxy materials for the year 2005 Annual Meeting.

The Company’s By-Laws provide that notice of a nomination by a stockholder with respect to the election of Directors at the 2005 Annual Meeting must contain the information specified in the By-Laws and must be received by the Company’s Corporate Secretary 60 days prior to the anniversary date of the 2004 Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and request copies of our reports, proxy statements and other information filed by us at the public reference facilities at the SEC’s office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC’s Regional Office at Room 1102, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, NY 10278 and at the SEC’s Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain a copy of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our reports, proxy statements and other information can also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

Important Notice

No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date and return the accompanying Proxy in the enclosed, post-paid envelope or vote by telephone or on the internet at your earliest convenience.

By Order of the Board of Directors,

Elisa DePina Secretary

Middletown, Rhode Island 02842

May 7, 2004

ANNEX A

PURCHASE AND SALE AGREEMENT

between

BNS Co.

BNS INTERNATIONAL, LTD.

and

Bath Road Holdings Limited

Dated as of 5 February 2004

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into as of this      day of February 2004 between BNS Co., a Delaware corporation (the “U.S. Vendor”), BNS INTERNATIONAL, LTD., a Cayman Islands corporation and a wholly owned subsidiary of the U.S. Vendor (“INTERNATIONAL”) and Bath Road Holdings Limited a company incorporated in England and Wales with registered number 5028827 and whose registered office is at Hush Willows, Wentworth Drive, Virginia Water, Surrey GU25 4NY (the “Purchaser”).

WHEREAS, the U.S. Vendor has agreed to sell to the Purchaser (by causing its wholly-owned subsidiary INTERNATIONAL, to transfer its legal and beneficial interest in the entire issued share capital of the Company (as defined) to the Purchaser), and the Purchaser has agreed to purchase, in accordance with this Agreement, all the issued share capital of BNS Company (Property Holdings) Ltd., an English company (the “Company”), namely one ordinary share of £1 (the “Share”), and purchase all inter-group indebtedness represented by a Promissory Note dated April 25th 2001 as amended January 27th 2003 and 23 December 2003 (the “Promissory Note”) and other amounts which are owed by the Company to the U.S. Vendor and remain outstanding on the Company’s balance sheet as of the Closing (as defined herein), together with all accrued interest on such amounts (together the “Intergroup Indebtedness”), all for a sum of £5,500,000 (Five Million Five Hundred Thousand Pounds Sterling), and subject to adjustment under Section 1.4 as adjusted (the “Final Purchase Price”), which shall be paid as set forth below in Sections 1.2 and 1.4.

NOW THEREFORE, in consideration of, and subject to, the mutual promises, agreements, terms and conditions made herein, and intending to be legally bound, the parties hereto do hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF THE SHARE AND THE INTERGROUP INDEBTEDNESS.

1.1. Purchase and Sale of the Share and the Intergroup Indebtedness. At the Closing, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the U.S. Vendor shall sell to the Purchaser (by causing its wholly-owned subsidiary INTERNATIONAL to transfer its entire legal and beneficial interest in the Share to the Purchaser) and INTERNATIONAL shall sell to the Purchaser its entire legal and beneficial interest in the Share, free and clear of all Liens and to the intent that as from the Closing Date all rights and advantages accruing to the Share, including any dividends or distributions on the Share after that date, shall belong to the Purchaser, and the Purchaser shall so purchase from INTERNATIONAL the Share and the U.S. Vendor shall on the same basis sell to the Purchaser, and the Purchaser shall so purchase from the U.S. Vendor, the Intergroup Indebtedness free and clear of all Liens.

1.2. Payments at Closing.

1.2.1. Payment of Closing Purchase Price. At the Closing, in consideration for the sale of the Share, the Purchaser shall pay to INTERNATIONAL, in immediately available funds, by wire transfer to the account or accounts in the Cayman Islands or elsewhere designated by INTERNATIONAL, the full purchase price of £5,500,000 (Five Million Five Hundred Thousand Pounds Sterling) less:-

(i) the amount payable to the U.S. Vendor in relation to the purchase of the Intergroup Indebtedness pursuant to Section 1.2.2;

(ii) the amount of the Deposit (as defined in Section 1.5 below) which will be released to INTERNATIONAL at Closing in accordance with the provisions of Section 1.5; and

(iii) to the extent that a bank guarantee or letter of credit to the Purchaser’s reasonable satisfaction has not been delivered in accordance with Section 1.2.3 below, the sum of £615,820 (the “Escrow Sum”); the Escrow Sum shall be treated as set out in Section 1.2.3 below

(together “the Net Closing Remittance to INTERNATIONAL”). The Net Closing Remittance to INTERNATIONAL shall be subject to adjustment as provided in Section 1.4 below. Any payments made by the

U.S. Vendor or INTERNATIONAL to the Purchaser in respect of a breach of any of the warranties and representations set out in this Agreement or under the Tax Deed shall be deemed to give rise to a corresponding reduction in the purchase price.

1.2.2. Purchase of Inter Group Indebtedness. At the Closing, the Purchaser shall purchase from the U.S. Vendor the Intergroup Indebtedness by paying to the US Vendor an amount equal to the Intergroup Indebtedness, by wire transfer to an account in the U.S. designated by the U.S. Vendor. For the avoidance of any doubt, the Intergroup Indebtedness (including the accrued interest element) is neither being acquired at a premium nor a discount.

1.2.3. Bank guarantee/Escrow Sum. At Closing, the U.S. Vendor or INTERNATIONAL shall deliver to the Purchaser a bank guarantee or an irrevocable letter of credit in a form to the Purchaser’s reasonable satisfaction from a recognized United Kingdom bank promising to pay to the Purchaser up to £615,820 in the event that either the Purchaser and/or the Company incurs a Section 776 Liability and/or a Thin Capitalisation Liability (as each such term is defined in Schedule 4) prior to the Release Date (again as such term is defined in Schedule 4). In the event that the U.S. Vendor or INTERNATIONAL fail to deliver such a bank guarantee or an irrevocable letter of credit in a form to the Purchaser’s reasonable satisfaction at Closing, the Purchaser shall pay the Escrow Sum into an account to be set up in the joint names of Macfarlanes, the Purchaser’s English solicitors, (the “Purchaser’s English Solicitors”) and Robinsons, the U.S. Vendor’s English Solicitors, (the “Vendor’s English Solicitors”) (the “Escrow Account”) to be held and released according to the terms set out in Schedule 4 to this Agreement.

1.3. The Closing. The closing (the “Closing”) of the purchase and sale of the Share and the Intergroup Indebtedness contemplated hereby shall take place at the Derby, United Kingdom offices of the Vendor’s English Solicitors at 11.00 a.m., United Kingdom time, on such date as is five business days after the requisite approval of the transaction by the U.S. Vendor’s stockholders has been obtained (the “Condition”) or at such other date, time and/or location as may be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. If the Closing Date is not fixed in accordance with this Section for a date which is within nine months of the date of this Agreement (the “Long-Stop Date”), this Agreement (save for the provisions of this Section 1.3 and of Sections 6, 9 and 10) shall be null and void and of no further effect and each of the parties hereto shall be released and discharged from their respective obligations under this Agreement. At the Closing, INTERNATIONAL will deliver to the Purchaser the Share, free and clear of all Liens and do or procure the acts, matters and things set out in Schedule One hereto. At the Closing, the Purchaser will deliver to INTERNATIONAL the Net Closing Remittance as set forth in Section 1.2.1 and the U.S. Vendor or INTERNATIONAL shall deliver a bank guarantee or irrevocable letter of credit to the Purchaser’s reasonable satisfaction as set out in Section 1.2.3 (or in the absence thereof, the Purchaser shall pay the Escrow Sum into the Escrow Account as set out in Section 1.2.3). At the Closing, the U.S. Vendor will deliver to the Purchaser the Intergroup Indebtedness, free and clear of all Liens, with a blank power duly executed by the U.S. Vendor and the original instrument of all promissory notes (together with any amendments thereto), and the Purchaser will deliver to the U.S. Vendor the amount of the Intergroup Indebtedness as set forth in Section 1.2.2. In connection with the Closing, each party hereto shall deliver to the other party such certificates, and other documents as are contemplated hereby. The U.S. Vendor shall use its best endeavors to achieve the satisfaction of the Condition as soon as possible after the date of this Agreement (and in any event in advance of the Long-Stop Date). The U.S. Vendor shall provide to the Purchaser copies of all documents connected with the satisfaction of the Condition (including, without limitation, copies of all proxy material sent to stockholders of the U.S. Vendor).

1.4. Adjustment to the Net Closing Remittance to INTERNATIONAL.

1.4.1. Within the time period provided for in this section 1.4.1 (or at such other time as provided for in Section 1.4.2 below), the Net Closing Remittance to INTERNATIONAL shall be adjusted as follows: if the aggregate of current assets less current and long-term liabilities (which shall not include either (i) the Intergroup Indebtedness being purchased by the Purchaser or (ii) the £100,000 deferred income detailed on page 11 of the audited report and financial statements of the Company to 31 December 2003) of the Company on the Closing Date is positive or negative then the Net Closing Remittance to INTERNATIONAL shall be increased by the amount of such positive amount or decreased by the amount of such negative amount, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000. The U.S. Vendor shall deliver to the Purchaser a Balance Sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) showing the current assets less current and long-term liabilities as at that date prepared in accordance with the historical cost convention and the bases and policies of accounting adopted in preparing the Last Accounts and subject thereto in accordance with UK GAAP by a date not later than 10 business days after the Closing. The Purchaser shall review in good faith the Company’s Closing Balance Sheet, and within 20 business days after receipt thereof shall deliver to the U.S. Vendor a statement in writing indicating its acceptance of the said calculations based on the Closing Balance Sheet or indicating any objections to said calculations. In the event that the Purchaser accepts said calculations based on the Closing Balance Sheet, then the adjustment to the Net Closing Remittance to INTERNATIONAL required by said Closing Balance Sheet calculations under this Section shall be made, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the required adjustment to the Net Closing Remittance to INTERNATIONAL, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000. In the event that the Purchaser delivers no written objection to the U.S. Vendor within said twenty business day period, then the adjustment required to the Net Closing Remittance to INTERNATIONAL required by said Closing Balance Sheet calculations under this Section shall be made, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the adjustment to the Net Closing Remittance to INTERNATIONAL, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000.

1.4.2. If the Purchaser timely objects to the said Closing Balance Sheet calculations, then the Purchaser and the U.S. Vendor shall, within the period of 20 business days after the date of such objection, seek to agree on the Closing Balance Sheet. If any matters remains unresolved at the expiry of this period, then the issues in dispute will be submitted within 20 business days after the delivery to the U.S. Vendor of the Purchaser’s Objection to a United Kingdom nationally recognized accounting firm (which firm shall be independent from both the Purchaser and the U.S. Vendor and their respective affiliates) to be agreed upon in good faith by the U.S. Vendor and the Purchaser (the “Accountants”) for resolution. If such issues in dispute, relating solely to said calculations under the Closing Balance Sheet, are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination of said issues with the Accountants; (ii) the determination by the Accountants, as set forth in a written notice delivered to both the Purchaser and the U.S. Vendor by the Accountants (which shall be delivered no later than 10 business days or such longer period to be agreed upon by the parties after the submission of the dispute of said issues to the Accountants), will be binding and conclusive on the Purchaser and the U.S. Vendor; and the Net Closing Remittance to INTERNATIONAL shall be adjusted in accordance with such determination, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the adjustment to the Net Closing Remittance to INTERNATIONAL called for by said determination, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000 and (iii) the Purchaser and the U.S. Vendor shall bear the Accountants’ fees in such proportion as the Accountants shall determine (and in the absence of a determination, shall bear the Accountant’s fees in the proportion 50:50).

1.5. Deposit. Immediately upon the execution and delivery of this Agreement, the Purchaser shall deliver to the Vendor’s English Solicitors the sum of £700,000 as earnest money hereunder (the “Deposit”). Any Deposit amount required hereunder shall be in the form of wire transfer. The Vendor’s English Solicitors shall place the

Deposit in an interest-bearing client account of the Vendor’s English Solicitors with National Westminster Bank plc to be held to the order of the Purchaser with all interest being paid to the Purchaser at the Closing. At the Closing, the Deposit will be applied toward the Purchase Price. If the acquisition of the Share and the Intergroup Indebtedness does not complete (other than in the circumstances set out in Section 7.1) by the Long-Stop Date, then the whole amount of the Deposit (together with all interest accrued thereon) shall be returned immediately by the Vendor’s English Solicitors to the Purchaser. If the acquisition of the Share and the Intergroup Indebtedness does not complete in the circumstances set out in Section 7.1, the provisions of that Section shall apply to the Deposit.

1.6. Authorization of Agreement. The Purchaser represents that the Purchaser has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. No further authorization, whether corporate or otherwise, or approval of any person is necessary on the part of the Purchaser or the Parent to consummate the transactions contemplated hereby.

1.7. Status of Purchaser. The Purchaser represents that:-

(i) it has engaged in no business and agrees that it will engage in no business other than the execution of this Agreement prior to the Closing, and that it has no liabilities and will have no liabilities prior to the Closing, other than (i) its liabilities under this Agreement and incidental organizational liabilities and (ii) liabilities in relation to the funding of the Purchase Price; and

(ii) the Deposit is the Purchaser’s own funds.

1.8. Valid and Binding Agreement. The Purchaser represents that this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and general principles of equity.

1.9. Accuracy of Representations and Warranties. The Purchaser agrees that all representations and warranties of the Purchaser are true and accurate in all respects and not misleading as at the date of this Agreement and will be fulfilled down to and will remain true and accurate in all respects and not misleading at the Closing Date as if they had been made or given afresh as at the Closing Date by reference to the facts and circumstances then existing

SECTION 2. REPRESENTATIONS AND WARRANTIES OF U.S. VENDOR AND INTERNATIONAL

In connection with the sale of the Share and the Intergroup Indebtedness to the Purchaser, and in order to induce the Purchaser to enter into this Agreement, each of the U.S. Vendor and INTERNATIONAL hereby represents and warrants to the Purchaser, as follows, except that INTERNATIONAL makes no representations relating to the U.S. Vendor:

2.1. Organization and Good Standing. The Company is a corporation (Registration #04129078) duly organized in 2001, with a registered office at Metrology House, Halesfield 13, Telford, Shropshire, TF7 4PL, ENGLAND, U.K., validly existing and in good standing (or the United Kingdom equivalent) under the laws of the United Kingdom, with full corporate power and authority to conduct its business as conducted on the date hereof. The Company has complied in all respects with relevant Companies Act (U.K.) requirements and Companies House (U.K.) filing requirements. The U.S. Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the state in which it is incorporated, with full corporate power and authority to conduct its business as conducted on the date hereof and has, subject to obtaining the requisite approval of its stockholders under Delaware law for a sale of substantially all assets, full corporate power and authority to enter into and perform this Agreement, including causing its subsidiary INTERNATIONAL to transfer the Share. INTERNATIONAL is a corporation duly incorporated and in good standing in the Cayman Islands and is the legal and beneficial owner of the Share.

2.2. Share Capital of the Company. The Company’s authorized share capital consists of 1,000 ordinary shares of £1, of which one ordinary share of £1 constitutes its entire issued share capital. All such issued share capital is fully paid and nonassessable and free of preemptive or similar rights, is held with all rights now or hereafter attaching to it, has been properly and validly allotted and has been issued in full compliance with all applicable laws, rules, regulations and ordinances. There exist no outstanding options, warrants or rights (or any agreements or arrangements for the same) to purchase or subscribe for any share or other ownership interests of the Company. No person is entitled to any preemptive or similar right with respect to the issuance of any shares or other equity securities of the Company.

2.3. Valid and Binding Agreement of the U.S. Vendor. Upon obtaining the requisite approval of its shareholders under Delaware law, for a sale of substantially all assets, as provided for in Section 6.1, this Agreement constitutes the legal, valid and binding obligation of the U.S. Vendor, enforceable against the U.S. Vendor in accordance with its terms (including Section 8), except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and general principles of equity. The U.S. Vendor has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby, assuming that it has obtained the requisite approval of shareholders. Other than the approval of its shareholders, no further authorization, whether corporate, or otherwise, or approval of any person is necessary on the part of the U.S. Vendor to consummate the transactions contemplated hereby.

2.4. Valid and Binding Agreement of INTERNATIONAL. This Agreement constitutes the legal, valid and binding agreement of INTERNATIONAL, enforceable against INTERNATIONAL in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity. INTERNATIONAL has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. No further authorization, whether corporate or otherwise, or approval of any person is necessary on the part of INTERNATIONAL to consummate the transactions contemplated hereby.

2.5. No Breach by the U.S. Vendor or INTERNATIONAL of Statute or Contract. Neither the execution and delivery of this Agreement by the U.S. Vendor or INTERNATIONAL, nor (assuming the approval of the U.S. Vendor’s shareholders under Delaware law as provided for in Section 6.1) compliance with the terms and provisions of this Agreement by the U.S. Vendor or INTERNATIONAL, will: (a) to its best knowledge violate any statute or regulation of any governmental authority, domestic or foreign, affecting respectively the U.S. Vendor or INTERNATIONAL; (b) require the issuance of any authorization, license, consent or approval of any U.S. federal or state governmental agency or any United Kingdom governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the U.S. Vendor or INTERNATIONAL, respectively, or the Company is a party, or by which the U.S. Vendor or INTERNATIONAL, respectively, or the Company is bound, or constitute a default thereunder, except where failure to obtain such authorization, license, consent, or approval, individually or in the aggregate, would not impair, in any material respect, the ability of the U.S. Vendor or INTERNATIONAL to perform its obligations under this Agreement, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

2.6. Title to the Share.

(a) The Share is legally and beneficially owned and held by INTERNATIONAL (registered stockholder), a wholly owned subsidiary of the U.S. Vendor, free and clear of any lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance. The U.S. Vendor, and since October 10, 2003, INTERNATIONAL, has always been the sole stockholder of the Company.

(b) Upon delivery by INTERNATIONAL of the certificate representing the Share pursuant to this Agreement, and assuming the Purchaser acquires such Share without knowledge of any adverse claim thereto, the Purchaser will acquire good and valid title to the Share, free and clear of any Lien.

2.6.1. Title to the Intergroup Indebtedness.

(a) The Intergroup Indebtedness is legally and beneficially owned and held by the U.S. Vendor, free and clear of any lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance. The U.S. Vendor has always been the sole holder of the Intergroup Indebtedness.

(b) Upon delivery by the U.S Vendor of the note representing part of the Intergroup Indebtedness pursuant to this Agreement, and assuming the Purchaser acquires such Intergroup Indebtedness without knowledge of any adverse claim thereto, Purchaser will acquire good and valid title to the Intergroup Indebtedness, free and clear of any Lien.

2.7. Ownership of the Land.

2.7.1. Subject to Section 2.7.2

(a) The Company has good and marketable title to approximately 86.5 acres of land situated at Bath Road, Heathrow and Harmondsworth Lane, Sipson, United Kingdom as registered at HM Land Registry with title absolute under title numbers MX150037 and AGL3384 (the “Land”).

(b) The Land comprises the only freehold or leasehold or other immovable property in any part of the world in which the Company has ever held any interest or which are otherwise occupied or used by the Company, and the Company has no liability or obligation in respect of any property (other than the Land) in any part of the world.

(c) The Company is solely entitled at law and in equity to the Land.

(d) The Land is not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

(e) The Land is not subject to any restrictive or other covenants, stipulations, restrictions or other encumbrances (whether public or private) which are onerous or of an unusual nature or which adversely affect their current use or which affect their value that has not been disclosed in the documents listed in Schedule 3.

(f) The Land is not affected by any dispute, claim, complaint or demand of any kind.

(g) The Company has not received notice of, nor is the U.S. Vendor or INTERNATIONAL aware of, any breach of any statutes, orders or regulations affecting the Land, its use and development. There are no outstanding notices of requirements or recommendations of any competent authority.

(h) The Company has not granted any rights for the grazing of horses on the Land or access of horses to the Land.

2.7.2. The warranties in Section 2.7.1 are subject to:-

(a) various agreements, documents and reports listed in Schedule 3, copies of which have been provided to the Purchaser

(b) all matters discoverable by inspection, whether or not carried out by the Purchaser (but without carrying out any tests samples or other investigations) of the Land before the date of this Agreement.

(c) all unregistered overriding interests.

(d) all matters disclosed or which would be disclosed by searches of (inter alia) public registers, or as a result of enquiries (formal or informal) and whether made in person by writing or orally made by or for the Purchaser or which a prudent purchaser ought to make.

(e) all notices, services and orders, demands, proposals or requirements made by any local, public or other competent authority whether before or after the date of this Agreement Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

(f) all actual or proposed charges, notices, orders, restrictions, agreements, conditions, contraventions or other matters arising under the enactments relating to Town and Country Planning and Environmental Law Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

(g) all easements, quasi-easements, rights, exceptions or other similar matters, whether or not apparent on inspection or disclosed in any of the documents referred to in this Agreement Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

2.7.3. A Third Party carries on gravel extraction and landfill business on the Land as it currently exists.

2.7.4. Encumbrances contained in the documents listed in Schedule 3 or arising out of Section 2.7.2.

2.8. The Company

2.8.1. The Company has no employees and also has no consultants other than Peter Stuart Freer, who have a claim for payments or benefits against the Company.

2.8.2. There are no agreements binding the Company that have not been disclosed in writing to the Purchaser.

2.8.3. The Company has engaged in no other business except relating to the Land.

2.9. December 31, 2003 Balance Sheet of the Company. The U.S. Vendor has delivered to the Purchaser the Company’s audited balance sheet as of December 31, 2003, as attached hereto (the “December 31 Balance Sheet”) and a letter from SITA UK Limited to the Company dated 30 January 2003, also as attached hereto (the “SITA Letter”). The December 31 Balance Sheet has been prepared from the books and records of the Company in accordance with U.K. GAAP subject to normal adjustments in the ordinary course and together with the SITA Letter presents fairly in all material respects the financial condition of the Company as of such date. All accounts, books, ledgers and official and other records material to the Company’s business have been properly and accurately kept in all material respects; and fairly and accurately reflect the financial position of the Company. To the best knowledge of the U.S. Vendor, INTERNATIONAL and the Company, there is, as of the date of execution of this Agreement, no litigation pending or threatened against the Company and no material liabilities or commitments of the Company other than those reflected in the December 31 2003 Balance Sheet (and notes) and the SITA Letter or those which have been disclosed to the Purchaser in writing.

2.10. Environmental. No environmental warranties or representations or indemnifications are made.

2.11. Exclusion of other warranties and representations and indemnifications. Except as expressly set out in this Agreement all other expressed or implied warranties and representations and indemnifications are excluded.

2.12 Accuracy of Representations and Warranties. All representations and warranties of the U.S. Vendor and INTERNATIONAL are true and accurate in all material respects and not misleading as at the date of this Agreement and will be fulfilled down to and will remain true and accurate in all material respects and not misleading in any material respect at the Closing Date as if they had been made or given afresh as at the Closing Date by reference to the facts and circumstances then existing.

2.13 Gross-up. If the Purchaser incurs a liability to Taxation (as such term is defined in the Tax Deed) which results from, or is calculated by reference to, any sum paid under this Agreement, the amount so payable shall be increased by such amount as will ensure that, after payment of such Taxation, the Purchaser is left with a net sum equal to the sum it would have received had no such liability to Taxation arisen. If the Purchaser would, but for the availability of a relief or repayment in relation to Taxation (as such term is defined in the Tax Deed), incur a liability to Taxation falling within this Section, it shall be deemed for the purposes of this Section to have incurred and paid that liability.

SECTION 3. CLOSING CONDITIONS OF THE PURCHASER.

The Purchaser’s obligation to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

3.1. Conduct of the Company between the date of this Agreement and Closing.

3.1.1. The U.S. Vendor and INTERNATIONAL each undertakes to and covenants with the Purchaser that it will procure that between the date of this Agreement and the Closing Date:-

(i) no increase shall be made in the authorised, allotted or issued share capital of the Company;

(ii) no option, warrant or other convertible security shall be offered or granted by the Company over the whole or any part of its share capital, whether issued or unissued; and

(iii) no dividends or other distributions shall be declared, made or paid by the Company exclusive of any repayment of Inter-group Indebtedness.

3.1.2. The U.S. Vendor and INTERNATIONAL further undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and the Closing Date (save with the prior written consent of the Purchaser):-

(i) the business of the Company shall be carried on in the ordinary and usual course and so as to maintain the same as a going concern and with a view to profit;

(ii) the Company shall not:-

(a) alter or agree to alter or terminate or agree to terminate any agreement to which it is a party or enter or agree to enter into any unusual or abnormal contract or commitment;

(b) incur any expenditure or any commitment otherwise than in the ordinary course of business of the Company (as such business is carried on at the date of this Agreement) or dispose of or realize any asset or any interest in any such asset;

(c) create or agree to create any mortgage, charge, lien or encumbrance over all or any of its assets (other than liens arising in the ordinary course of business) or redeem or agree to redeem any existing security or give or agree to give any guarantee or indemnity;

(d) give or agree to give any guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations;

(e) alter or agree to alter the terms of any existing borrowing facilities or arrange any additional borrowing facilities, provided that nothing herein shall prevent the extension of the term of the Promissory Note for a further 12 months, provided further that no other change shall be made as to the rate of interest or to any other monies on inter-company loan account without the Purchaser’s written consent;

(f) engage or employ or agree to engage or employ any person as an employee or consultant;

(g) take any other commercial action or pass any resolution whatsoever not required by this Agreement (including, but not limited to, any resolution to amend the memorandum and/or articles of association of the Company);

(iii) in respect of the policies of insurance of the Company or the policies of insurance in which it has an interest as at the date of this Agreement:-

(a) such policies shall be maintained in full force and effect;

(b) the Company shall not do or omit to do anything the doing or omission of which would make any of such policies void or voidable; and

(c) the Company shall notify the Purchaser of any claim arising under any of such policies on or after the date of this Agreement.

3.1.3. The Purchaser shall be entitled by written notice to the U.S. Vendor to terminate this Agreement if there is any breach of any of the provisions of this Section 3.1, which is not reasonably cured (to the extent it is capable of being cured) within the lesser of 14 days of the relevant breach, or 7 days prior to Closing (or such shorter period remaining until the Closing Date) after written notice thereof in reasonable detail to the U.S. Vendor. The exercise of this right shall not extinguish any right to damages to which the Purchaser may be entitled in respect of any such breach. Failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser arising out of any such breach.

3.2. Performance by U.S. Vendor and INTERNATIONAL. The U.S. Vendor and INTERNATIONAL shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, including obtaining the requisite approval of the U.S. Vendor’s shareholders under Delaware law with respect to the sale of substantially all assets of the U.S. Vendor, as described under Section 6.1.

3.3. Legal Opinions. The Purchaser shall have received immediately prior to Closing the opinions of (i) Ropes & Gray, U.S. counsel to the U.S. Vendor, to the effect that the U.S. Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and has obtained all necessary authorizations (corporate and otherwise) to carry out its obligations hereunder on the Closing Date and that the entry into of this Agreement is a valid and binding obligation of the U.S. Vendor and enforceable against the U.S. Vendor in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)) and (ii) Walkers, Cayman Islands counsel to the U.S. Vendor, to the effect that INTERNATIONAL is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, the jurisdiction of its incorporation, and has obtained all necessary authorizations (corporate and otherwise) to carry out its obligations hereunder on the Closing Date and that the entry into of this Agreement is a valid and binding obligation of INTERNATIONAL and enforceable against INTERNATIONAL in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

3.4. Stockholder Approval. It is a condition to the obligation of all parties that the U.S. Vendor shall have obtained the requisite approval by its stockholders of the sale of the Share and the Inter-group Indebtedness at the Closing.

SECTION 4. CLOSING CONDITIONS OF U.S. VENDOR AND INTERNATIONAL

4.1. Performance by the Purchaser. The Purchaser shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.2. Representations and Warranties of Purchaser. The Purchaser shall have complied with Section 1.8, which shall be a closing condition.

4.3. Stockholder Approval. It is a condition to the obligation of all parties that the U.S. Vendor shall have obtained the requisite approval by its stockholders of the sale of the Share and the Inter-group Indebtedness at the Closing.

SECTION 5. REPRESENTATIONS AND WARRANTIES; TAX INDEMNIFICATION

5.1. Time Limits for Representations and Warranties. No party shall bring a claim in relation to the representations and warranties given in this Agreement unless the party making the claim has notified each of the other parties in writing of such a claim on or before the date which is one year from the Closing Date.

5.2. Tax Indemnification. At the Closing the U.S. Vendor shall deliver to the Purchaser a duly engrossed Tax Deed as set out in Schedule Two hereto, provided that no claim may be made thereunder unless the Purchaser has notified the U.S. Vendor in writing of such claim on or before the date which is one year from the Closing Date.

5.3 Total Aggregate Liability of the U.S. Vendor and INTERNATIONAL. The total aggregate liability of the U.S. Vendor and INTERNATIONAL in relation to the representations and warranties given in this Agreement and in the Tax Deed shall not exceed £5,500,000. The Purchaser shall not be entitled to recover any amount in respect of a breach of the representations and warranties given in this Agreement or under the Tax Deed unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the representations and warranties given in this Agreement and under the Tax Deed, exceeds £10,000 in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over £10,000.

SECTION 6. OTHER MATTERS

6.1. Approval of Stockholders of the U.S. Vendor. In the event the stockholders of the U.S. Vendor do not provide such requisite approval as is required under U.S. law on or before nine months of signing and delivery of the Agreement, then either party shall have the right to terminate this Agreement by written notice to the other, in which event (i) the Deposit shall be returned to the Purchaser (together with all interest accrued thereon), (ii) the U.S. Vendor will promptly pay to the Purchaser £75,000 and (iii) neither party shall have any further right or obligation to the other.

The U.S. Vendor shall cause to be filed with the SEC, within 28 business days, following the execution of this Agreement by all parties, the Proxy Statement relating to the matter to be submitted to the Shareholders at a Special Shareholders Meeting. The U.S. Vendor shall use its good faith best efforts to have the Proxy Statement “cleared” by the SEC as soon as reasonably possible. The U.S. Vendor shall mail proxy material for a Special Stockholders Meeting for the purpose of voting upon the approval and adoption of this Agreement as soon as reasonably practicable after the date on which the Proxy Statement shall have been “cleared” by the SEC and, in any event, within seven (7) business days after the date of such “clearance”. Subject to the provisions of Section 8, the U.S. Vendor shall solicit from its Shareholders proxies in favor of approval and adoption of this Agreement (including the use of a recognized proxy solicitation firm), and, subject to the provisions of Section 8, the Board of Directors of the U.S. Vendor shall recommend that the Shareholders vote in favor of and approve and adopt this Agreement at the Shareholders Meeting.

6.2. Continued Access. The Purchaser has previously been given access to all of the books and papers of the Company in order to carry out due diligence on the Company and the Land and any other assets of the Company. The U.S. Vendor will cause INTERNATIONAL to cause the Company to continue at the request of the Purchaser to give the Purchaser such access, all at the Purchaser’s expense, and the Purchaser may make such inspections, interviews and audits of the Company and the Land as the Purchaser in its sole discretion deems appropriate, all at the Purchaser’s expense.

6.3. Further Assurances. Subject to the provisions of Section 8, each party undertakes to take such actions as may be reasonably required to give effect to the transaction contemplated by this Agreement.

SECTION 7. DEFAULT AND REMEDIES

7.1. Purchaser’s Default. If the Purchaser fails to close for any reason by the Long-Stop Date following satisfaction of the condition set out in Section 4.3 above, except (a) the U.S. Vendor’s or INTERNATIONAL’s default (which has not been cured) or (b) the permitted termination of this Agreement by the Purchaser as herein expressly provided, at a time when the U.S. Vendor and INTERNATIONAL are ready and able to close and to comply with all of their obligations in Section 1.3 of this Agreement and Schedule One, the U.S. Vendor and INTERNATIONAL shall be entitled to terminate this Agreement and to instruct the U.S. Vendor’s English Solicitors to deliver the Deposit and interest thereon to INTERNATIONAL as liquidated damages, which right shall be the U.S. Vendor’s and INTERNATIONAL’s sole remedy hereunder if the Agreement is terminated for said reasons.

7.2. The U.S. Vendor’s or INTERNATIONAL’S Default. If the U.S. Vendor or INTERNATIONAL fails to close for any reason, except (a) the Purchaser’s default (which has not been cured) or (b) the permitted termination of this Agreement by the U.S. Vendor or INTERNATIONAL as herein expressly provided (including the payment of £75,000 if such termination is due to the non-obtainment of the requisite stockholder approval pursuant to Section 6.1 hereof), the Purchaser shall be entitled to terminate this Agreement upon written notice to the U.S. Vendor’s English Solicitors, the U.S. Vendor and INTERNATIONAL and to instruct the U.S. Vendor’s English Solicitors to return the Deposit and interest thereon to the Purchaser. In lieu of such termination of this Agreement, the Purchaser shall be entitled to bring an action for specific performance of this Agreement, provided the Purchaser provides written notice of such election within 10 business days after the scheduled Closing Date.

7.3. Legal Fees. In the event of any litigation, subsequent to the date hereof, between the parties with respect to the subject matter of this Agreement or the entering into or termination or expiration of this Agreement, the prevailing party shall be entitled to recover its reasonable legal fees from the other party.

7.4. Discovery of Default. If either the U.S. Vendor or INTERNATIONAL or the Purchaser discovers, prior to or at the Closing, that any material representation or warranty of the other party is false, misleading or inaccurate in any material respect and which is not reasonably cured (to the extent it is capable of being cured) within the lesser of 14 days of the relevant breach, or 7 days prior to Closing (or such shorter period remaining until the Closing Date) after the giving of written notice thereof to the other party, the discovering party may (but shall not be obligated to), at such party’s option, terminate this Agreement by written notice and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if the Purchaser is the discovering party, the Purchaser shall be entitled to the immediate return of the Deposit with interest and to pursue the Purchaser’s remedies under Section 7.2 of this Agreement (including the right to an Expense Reimbursement set out in Section 8.1(c) below) and (b) if the U.S. Vendor or INTERNATIONAL is the discovering party, the U.S. Vendor shall be entitled to pursue the U.S. Vendor’s remedies under Section 7.1 of this Agreement.

SECTION 8. “FIDUCIARY OUT” OF THE U.S. VENDOR

8.1(a) U.S. Vendor’s Fiduciary Obligations to its Stockholders. The Purchaser acknowledges and agrees that the U.S. Vendor is a “public company” and in connection with the sale of the Land which constitutes “substantially all assets” of the U.S. Vendor (under Delaware law), the U.S. Vendor is required to reserve the right to have a so-called “fiduciary out” to allow the U.S. Vendor to terminate this Agreement and to cause INTERNATIONAL to sell the stock of the Company or the Land, either directly or indirectly by a transaction relating to the U.S. Vendor in a Competing Transaction (as defined below), on terms more favorable to the U.S. Vendor in the good faith determination of the Board of Directors of the U.S. Vendor, than the terms set forth in this Agreement. Therefore, nothing contained in this Agreement shall prevent the Board of Directors of the U.S. Vendor from considering, negotiating, discussing, approving and recommending to the Shareholders or prevent the U.S. Vendor from entering into and closing a bona fide Competing Transaction provided such Competing Transaction shall not have been, after the date of this Agreement, initiated or solicited by the U.S. Vendor or any affiliate, and, after the date of this Agreement, such initiation shall not be encouraged by any officer, director or employee of the U.S. Vendor or of any affiliate or by the U.S. Vendor’s authorized representative or agent (provided that the above limitations shall not prohibit the response to an offer arising after the date of this Agreement) and provided further (A) the Board of Directors and/or Officers of the U.S. Vendor, after consultation with and upon advice of outside legal counsel, determines in good faith that failure to take such action is reasonably likely to violate the directors’ fiduciary duties to the Shareholders under applicable law, (B) not later than the one business day after the day of entering into discussions or negotiations with such Person, the U.S. Vendor provides written notice to the Purchaser that it is entering into such discussion or negotiations with such Person, and (C) the U.S. Vendor keeps the Purchaser informed on a current basis of the status of any such discussions or negotiations. Prior to entering into any Competing Transaction, the U.S. Vendor will engage in good faith negotiations with the Purchaser, unless such Competing Transaction relates to the U.S. Vendor, and not merely to sale of the Share (and the Intercompany Indebtedness) or the Land. In addition, nothing contained in this Agreement shall prevent the U.S. Vendor from continuing in any manner discussions or negotiations existing with two third parties on the date of this Agreement or from completing a transaction which is a Competing Transaction which results from the continuation of such discussions or negotiations. Nothing contained in this Section shall prohibit the Board of Directors of the U.S. Vendor from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to any tender or exchange offer.

(b) Notwithstanding any provisions to the contrary herein, either the U.S. Vendor or the Purchaser may terminate this Agreement by giving written notice to the other party prior to the Closing if: (i) the Board of Directors of the U.S. Vendor shall have recommended to the Shareholders a Competing Transaction or resolves to do so; or (ii) a tender offer or exchange offer for more than 40% of the outstanding shares of capital stock of the U.S. Vendor is commenced (other than by the Purchaser or an affiliate of the Purchaser) and the Board of Directors of the U.S. Vendor recommends that the stockholders of the U.S. Vendor tender their shares in such tender or exchange offer; provided that the U.S. Vendor shall not be entitled to exercise any termination rights under this Section unless (A) the Board of Directors of the U.S. Vendor determines in good faith, after consultation with and upon the advice of outside legal counsel, that failure to take such action is reasonably likely to violate the directors’ fiduciary duty to the Shareholders under applicable law, and (B) the U.S. Vendor has complied with its obligations in the provisos in Section 8.1 above.

(c) If this Agreement is terminated pursuant to the first paragraph of Section 6.1, Section 7.2 or Section 8.1(b) prior to Closing, the U.S. Vendor shall reimburse the Purchaser for its actual and reasonable out-of-pocket professional and other fees, costs and expenses of the transaction within two (2) business days of submission of paid invoices or other appropriate documentation as may be reasonably required by the U.S. Vendor (but not exceeding payment in the aggregate of £110,000) (the “Expense Reimbursement”), provided that if the U.S. Vendor fails to obtain stockholder approval but there is no Competing Transaction or other default by the U.S. Vendor or INTERNATIONAL, then the Expense Reimbursement shall not exceed £75,000.

(d) The following definition shall apply to this Section 8

“Competing Transaction” means any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than the Purchaser or its Affiliates (a “Third Party”) acquires or would acquire more than 40% of the outstanding shares of capital stock of the U.S. Vendor, whether from the U.S. Vendor or pursuant to a tender offer or exchange offer or otherwise; (ii) any acquisition or proposed acquisition of the U.S. Vendor by a merger, sale of all assets or other business combination (including any so-called “merger of equals” and whether or not the U.S. Vendor or a Third Party is the entity surviving any such merger or business combination), (iii) any acquisition of the stock (and the Intergroup Indebtedness) of the Company or of the Land by a Third Party or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the U.S. Vendor or its subsidiaries having a fair market value equal to more than 75% of the fair market value of all the assets of the U.S. Vendor and its subsidiaries, taken as a whole, immediately prior to such transaction.

SECTION 9. DEFINITIONS.

9.1. Certain Defined Terms. As used herein, the following terms shall have the meaning herein specified:

“Affiliate” means a person controlling another person or controlled by another person.

“Agreement” means this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the United Kingdom or is a day on which banking institutions located in Providence, Rhode Island are authorized or required by law or other governmental action to close.

“Competing Transaction” has the meaning set forth herein at Section 8.

“Closing” has the meaning set forth herein at Section 1.3.

“Closing Date” has the meaning set forth herein at Section 1.3.

“Lien” means (as applied to the Share and the Intergroup Indebtedness and not as applied to the Land) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Land” has the meaning set forth herein in Section 2.7.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, trust, joint-stock company, unincorporated entity, organization or other legal entity.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means Securities and Exchange Commission.

“Tax Deed” means the agreed form annexed to this Agreement as Schedule 2.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. The parties hereto may amend, modify, terminate, waive or consent to any provision of this Agreement if such amendment, modification, termination, waiver or consent is set forth in writing signed by all the parties hereto.

10.2. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile (with receipt confirmed by separate facsimile from the receiving party). Such notices, demands and other communications will be addressed and directed to the parties listed below as follows:

If to the U.S. Vendor or to INTERNATIONAL, to:

BNS Co.,

25 Enterprise Center, Suite 103,

Middletown, Rhode Island 02842,

U.S.A.

fax: (401) 848-6444,

Att: President.

With a copy to:

Ropes & Gray,

One INTERNATIONAL Place, Boston, MA 02110,

U.S.A.

fax: (617) 951-7050,

Att: Howard K. Fuguet, Esq..

If to the Purchaser, to:

Bath Road Holdings Limited

Hush Willows

Wentworth Drive

Virginia Water

Surrey

GU25 4NY

ENGLAND

Attn: Mr. S. Arora

With a copy to:

Macfarlanes

10 Norwich Street

London

EC4A 1BD

ENGLAND

Attn: Patrick Holmes, Esq.

or to such successor entity, other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) one business day after being sent by nationally recognized overnight courier, (iii) in the case of transmission by facsimile, when confirmation of receipt is obtained, or (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted if sent by air mail, certified or registered mail.

10.3. Severability. If and to the extent that any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of the Agreement or obligations of the parties hereto under such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

10.4. Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.5. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware without regard to the principles of its internal conflicts of laws.

10.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and such successors and permitted assigns. No party may assign this Agreement without the written consent of each of the other parties, which may be denied in their sole discretion, except that this Agreement may be assigned without consent by the U.S. Vendor in a merger, sale of substantially all assets or other business combination to which the U.S. Vendor is a party.

10.7. Consent to Jurisdiction. All judicial proceedings arising under or with respect to this Agreement, during its term or thereafter, must be brought in a State or Federal District Court of competent jurisdiction in the City of New York, State of New York, and by execution and delivery of this Agreement, the parties hereto accept for themselves and in connection with their properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, subject, however, to rights of appeal.

10.8. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR TRANSACTION CONTEMPLATED HEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF ANY OF THE FOREGOING.

10.9. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

10.10. Entirety. This Agreement and the Schedules thereto together embody the entire agreement among the parties and supersede all prior agreements, representations, warranties, indemnifications and understandings, if any, relating to the subject matter hereof and thereof, including without limitation the Memorandum of Sale.

10.11. Public Announcements. The parties may make such public announcement and other disclosures with respect to the transaction contemplated by this Agreement as they deem advisable, so long as they advise the other party of such announcements or disclosures.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by the respective duly authorized officers of the undersigned as of the date first written above.

BNS Co.

By:	/s/ MICHAEL WARREN
Name:	Michael Warren
Title:	President and CEO

BNS INTERNATIONAL LTD.

By:	/s/ MICHAEL WARREN
Name:	Michael Warren
Title:	Director and President

Bath Road Holdings Limited

By:	/s/ S. ARORA
Name:	S. Arora
Title:	Chairman

ANNEX B 6th February 2004
The Board of Directors BNS Co 25 Enterprise Centre Suite 103 Middletown RI 02842 USA For the attention of Mr M Warren	BY POST AND EMAIL

Dear Sirs

RE: BNS Company (Property Holdings) Ltd – Land at Bath Road/Harmondsworth Lane, Heathrow

You have requested our opinion as to the fairness of the offer to purchase the U.K. Property by a subsidiary of Arora Holdings Ltd. Under the Agreement dated 5th February 2004 (the “Agreement”). The detailed structure and terms of the Agreement are a matter for your legal advisers. For purposes of this opinion we have, with your approval, assumed that the consideration for the U.K. Interests to be sold under the Agreement is the equivalent of payment of a consideration of £5.5 million for the subject site.

In connection with this opinion, we have made such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Within the scope of those reviews and inquiries, we are able to state the following:

1.	DTZ are very familiar with the subject site having advised the owners continuously since the early 1970’s.

2.	The advice referred to above has included the negotiation of the various agreements relating to gravel extraction and landfill, and of the option agreement, as well as other property related issues

3.	All of the above agreements made between BNS and the various parties have been reviewed.

4.	Historic records of income from gravel extraction and landfill have been examined and analyzed as a basis for estimation of future income from these activities

5.	DTZ have carried out an investigation of comparable property transactions which have been concluded

6.	In consultation with you and your UK solicitors, we have prepared an appropriate marketing brief, and assisted in the preparation by your solicitors of a detailed information pack.

B-1

7.	Acting as your sole agent, we have marketed the property to a targeted list of prospective purchasers

8.	We have analyzed the offers received, held meetings with the interested parties and their advisers (both property and legal) and undertaken a best and final bid negotiation

9.	We have worked closely with your UK solicitors, Robinsons Solicitors, to ensure the transaction is efficient in respect of stamp duty payable.

Based on the above, we are of the opinion that the consideration of £5.5M as set out in the agreed heads of terms for the subject site is a fair reflection of market value.

The advice provided does not constitute a formal valuation and is tendered in accordance with the provision of Estate Agency Advice by DTZ Debenham Tie Leung. It is therefore excluded from the requirements of the Royal Institution of Chartered Surveyors’ Appraisal and Valuation Standards (5th Edition) under the specific exclusion set out in paragraph S 5.6 of the Standards

We trust that the above is sufficient for your current purposes and should you wish to discuss any item in greater detail then please do not hesitate to contact me.

Yours sincerely

CHARLES WHITWORTH BSC MRICS

Director

FOR DTZ DEBENHAM TIE LEUNG

B-2

ANNEX C

Approved February 23, 2004

CHARTER OF THE NOMINATING, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF BNS Co.

I.  Organization and Governance of the Nominating and Corporate Governance Committee.    The Nominating, Compensation and Corporate Governance Committee (the “Committee”) of the Company shall consist of not less than three members appointed by the Board of Directors (the “Board”) who shall satisfy the independence requirements of the Boston Stock Exchange or such other applicable exchange or quotation service.1 Committee members will be appointed and removed by the Board. The Committee shall consist of at least three members. The Committee shall be governed as provided for in the By-Laws of the Company. The Committee may delegate its authority to a subcommittee.

The Board will appoint a chairperson of the Committee, who shall preside over the meetings of the Committee. In the absence of the chairperson of the Committee, the members of the Committee may appoint any other member to preside.

II.  Statement of Purpose.    The purposes of the Committee are (i) to identify individuals qualified to become members of the Board, (ii) to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders, (iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and (iv) to discharge the Board’s responsibilities relating to the compensation of the Company’s executives and prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the proxy rules.

III.  Goals and Responsibilities of the Committee.    The responsibilities of the Committee shall include the following:

•	Identify individuals qualified to become board members, receive nominations for such qualified individuals and review recommendations put forward by the Chief Executive Officer, select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board. The following criteria for qualification shall be considered: (a) whether the director nominee is an individual of the highest personal and professional integrity; (b) whether the director nominee has substantial experience which is of particular relevance to the Company; (c) whether the director nominee has sufficient time available to devote to the affairs of the Company; and (d) whether the director nominee will be effective, in conjunction with the other directors, in collectively serving the interests of the shareholders.

•	Develop and recommend to the Board a policy regarding the consideration of director nominations by shareholders.

•	Recommend to the Board qualified individuals to serve as committee members on the various Board committees. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed;

•	Clearly articulate to each director what is expected, including reference to the Company’s corporate governance principles and directors’ basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

[1]	The NYSE proposed rules provide that the charter should address committee member qualifications. If there are qualifications other than the independence requirement, these should be included here (e.g. number of boards on which each committee member may serve, maximum length of tenure, experience required, etc.)

•	Develop and recommend to the full Board a set of corporate governance principles applicable to the Company. Such principles shall address the following subjects: (i) director qualification standards, (ii) director responsibilities, (iii) director access to management and, as necessary and appropriate, independent advisors, (iv) director compensation, (v) director orientation and continuing education, (vi) management succession and (vii) annual performance evaluation of the board. The Committee shall review the principals on an annual basis, or more frequently if appropriate, and recommend changes as necessary;

•	Review the Company’s practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings and make recommendations to the Board with respect thereto;

•	Review the functions, duties and composition of the committees of the Board and compensation for committee members and make recommendations to the Board with respect thereto;

•	In concert with the Board, review the Company policies with respect to significant issues of corporate public responsibility, including contributions;

•	Recommend to the Board or to the appropriate committee thereto processes for annual evaluations of the performance of the Board, the Chairman of the Board and the CEO;

•	Consider and report to the Board any questions of possible conflicts of interest of Board members;

•	Provide for new director orientation and continuing education for existing directors on a periodic basis;

•	Oversee the maintenance and presentation to the Board of management’s plans for succession (where applicable) to senior management positions in the Company;

•	Review and assess the adequacy of this charter and submit any changes to the Board for approval;

•	Report its actions and any recommendations to the Board on a periodic basis;

•	Annually perform and present to the Board an evaluation of the performance of the Committee.

•	Assist the Board in developing and evaluating potential candidates for executive positions (including the CEO) and oversee the development of executive succession plans.

•	Review and approve the Company’s overall executive compensation program;

•	Evaluate the performance of the CEO and other executive officers’ ( if any) and set the CEO’s and other executive officers’ compensation level based on this evaluation;

•	Make recommendations to the Board regarding compensation, if any, of the Board;

•	Make recommendations to the Board regarding the adoption of new employee bonus and stock based incentive plans and retirement plans and administer the Company’s existing bonus and stock based incentive plans and retirement plans;

•	Review such other matters as the Board or the Committee shall deem appropriate.

IV.  Powers of the Committee on Nominations, Compensation and Corporate Governance.    In order to fulfill its role, the Committee shall have the authority to retain and terminate a search firm to assist in the identification of director candidates, and have the authority to approve the search firm’s fees and other retention terms.

•

Adopt, amend or terminate bonus and stock based incentive plans and retirement plans applicable to any class of employees of the Company and/or any subsidiary of the Company; provided that no adoption,

amendment or termination of any compensation plan under which stock may be issued or in which a member of the Board may be a participant shall be effective unless the same shall be approved by the Board and, to the extent required by law or stock exchange regulation, by the stockholders; provided, further, that no adoption, amendment or termination of any compensation plan may be made that violates this or any other committee charter of the Company; and

•	When it is determined by the Committee that a consulting firm (or other expert) is to assist in the assessment of the CEO or other senior executive officer compensation, the Committee shall have the authority to retain and terminate such firm or experts and have the authority to approve the consulting firm or other expert’s fee and other retention terms.

DETACH HERE

PROXY

BNS CO.

PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

JUNE 11, 2004

The undersigned appoints each of Kenneth N. Kermes, Roger E. Levien and Richard M. Donnelly, proxies with power of substitution to vote for the undersigned at the Annual Meeting of Stockholders called for Friday, June 11, 2004, at 11:00 A.M., at 110 Enterprise Center, Middletown, Rhode Island, and at any adjournments, all shares of stock which the undersigned would be entitled to vote if present in accordance with their judgment upon any matters that may properly come before said meeting and to vote as specified on the reverse.

A majority of the proxies present and acting at the meeting in person or by substitute (or if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement pertaining to the aforesaid meeting and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Your Shares of Class A Stock and Class B Stock on the reverse side are designated “ CLA and “CLB”, respectively.

To approve the Board of Directors’ recommendations, simply sign and date the back. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

BNS CO.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RI 02842

Your vote is important. Please vote immediately.

Vote-by-lnternet	OR	Vote-by-TeIephone
Log on to the Internet and go to http://www.eproxyvote.com/bns		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXYCARD BY MAIL

☒	Please mark votes as in this example.	0660

The Board of Directors recommends a vote “FOR” the approval of the following Proposals.	2.	Election of Directors: To fix the number of Directors at seven and to elect four Directors as set forth in the Proxy Statement. Class A Stock may be voted for Messrs. Howard, Held, Sharpe, III and Henderson and Class B Stock may be voted for Messrs. Held, Sharpe, III and Henderson as indicated below. Holders of Class A Stock and Class B Stock who wish to provide instructions should vote such class of stock in the space indicated hereon

Class A Stock	Class B Stock
(01) Jack Howard, (02) John Robert Held, (03) Henry D. Sharpe, III, (04) James Henderson	(05) John Robert Held, (06) Henry D. Sharpe, III, (07) James Henderson

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

1.	To approve the sale of the Company’s U. K. Interests. constituting the sale of substantially all of the assets of the Company	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐	☐
					For, except vote withheld from the nominee(s) above:	For, except vole withheld from the nominee(s) above:

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004	☐	☐	☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the above Proposals.

Note: When signing as Executor, Administrator, Trustee, Guardian, etc., add full title. (Sign exactly as name appears on this card.)

Signature:_____________________________  Date:__________  Signature:_____________________________  Date:__________